Product supplement no. 24-I To prospectus dated November 14, 2011 and prospectus supplement dated November 14, 2011	Registration Statement No. 333-177923 Dated March 2, 2012 Rule 424(b)(2)

Bearish Notes Linked Inversely to the J.P. Morgan US Treasury Note Futures (G) Tracker

General

•	JPMorgan Chase & Co. may offer and sell bearish notes linked inversely to the J.P. Morgan US Treasury Note Futures (G) Tracker from time to time. This product supplement no. 24-I describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply to specific issuances of the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described in this product supplement or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
•	The notes are senior unsecured obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Payment is linked inversely to the Index as described below.
•	Unless otherwise specified in the relevant terms supplement, cash payment at maturity of principal (or a portion of principal if the relevant terms supplement specifies a Downside Exposure Percentage) plus the Additional Amount
•	The Additional Amount will depend on the Index Change, the Index Strike Change, the Knock-Out Rate or the Fixed Payment, as applicable, and the specific terms of the notes as set forth in the relevant terms supplement. Unless otherwise specified, the Additional Amount per $1,000 principal amount note will equal (A) $1,000 × the Index Change (or Index Strike Change, as applicable) × the Participation Rate, but will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable, or (B) an amount calculated according to the formula in clause (A), unless the Index closing level is less than a specified level (which we refer to as the Knock-Out Level) on one of the days specified in the relevant terms supplement, in which case the Additional Amount will equal $1,000 × the Knock-Out Rate, or (C) if the Ending Index Level is less than or equal to the Initial Index Level (or Strike Level, if applicable), a fixed amount specified in the relevant terms supplement (which amount we refer to as the Fixed Payment) and otherwise zero (or the Minimum Return, if applicable).
•	In addition to a cash payment at maturity of the applicable principal amount plus the Additional Amount, if any, the notes may pay interest prior to maturity, as specified in the relevant terms supplement.
•	For important information about tax consequences, see “Material U.S. Federal Income Tax Consequences” beginning on page PS-29.
•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement
•	Investing in the notes is not equivalent to taking a short position (or otherwise investing directly) in the Index or the futures contracts underlying the Index.
•	The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.
•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Index:	The J.P. Morgan US Treasury Note Futures (G) Tracker (the “Index”)
Payment at Maturity:	Unless otherwise specified in the relevant terms supplement, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 (or, $1,000 × (1 – Downside Exposure Percentage), if the relevant terms supplement specifies a Downside Exposure Percentage) plus the Additional Amount, which may be zero (or may equal the Minimum Return, if applicable).
Additional Amount (Notes with neither a Knock-Out Level nor a Fixed Payment):	For notes with neither a Knock-Out Level nor a Fixed Payment, the Additional Amount per $1,000 principal amount note payable at maturity will equal, unless otherwise specified in the relevant terms supplement, $1,000 × the Index Change (or Index Strike Change, as applicable) × the Participation Rate, provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable.
Additional Amount (Notes with a Knock-Out Level):

For notes with a Knock-Out Level, the Additional Amount per $1,000 principal amount note payable at maturity will equal, unless otherwise specified in the relevant terms supplement:

(1)  If a Knock-Out Event has not occurred, $1,000 × the Index Change (or Index Strike Change, as applicable) × the Participation Rate, provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable; or

(2)  If a Knock-Out Event has occurred, which we refer to as a Knock-Out Event, $1,000 × the Knock-Out Rate.

Additional Amount (Notes with a Fixed Payment):

For notes with a Fixed Payment, the Additional Amount per $1,000 principal amount note payable at maturity will equal:

(1)  If the Ending Index Level is less than or equal to the Initial Index Level (or Strike Level, if applicable), an amount specified in the relevant terms supplement, which we refer to as the Fixed Payment; or

(2)  If the Ending Index Level is greater than the Initial Index Level (or Strike Level, if applicable), zero (or the Minimum Return, if applicable).

continued on next page

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-7

.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 24-I, the accompanying prospectus supplement and prospectus or terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 2, 2012

Key Terms (continued):

Minimum Return:	If applicable, a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.
Maximum Return:	If applicable, a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.
Other Terms:	In each case if applicable, the Participation Rate, Knock-Out Level, Knock-Out Rate, Fixed Payment, Interest Rate, Downside Exposure Percentage, and/or terms relating to interest payments, if any, will be set forth in the relevant terms supplement.
Index Change:	If applicable, unless otherwise specified in the relevant terms supplement:
Initial Index Level (or Strike Level, if applicable) – Ending Index Level
Initial Index Level (or Strike Level, if applicable)
Index Strike Change:	If applicable, unless otherwise specified in the relevant terms supplement:
Strike Level – Ending Index Level
Initial Index Level
Initial Index Level:	Unless otherwise specified in the relevant terms supplement, the Index closing level on the pricing date or such other date as specified in the relevant terms supplement, or the arithmetic average of the Index closing levels on each of the Initial Averaging Dates, if so specified in the relevant terms supplement.
Ending Index Level:	Unless otherwise specified in the relevant terms supplement, the Index closing level on the Observation Date or such other date as specified in the relevant terms supplement, or the arithmetic average of the Index closing levels on each of the Ending Averaging Dates, if so specified in the relevant terms supplement.
Strike Level:	The relevant terms supplement may specify an Index level other than the Initial Index Level to be used for calculating the Index Change or Index Strike Change, as applicable, and the amount payable at maturity. The Strike Level may be based on and/or expressed as a percentage of the Index closing level as of a specified date, or may be determined without regard to the Index closing level as of a particular date. For example, the relevant terms supplement may specify that a Strike Level equal to 95% of the Initial Index Level will be used to calculate the Index Strike Change.
Initial Averaging Dates:	As specified, if applicable, in the relevant terms supplement. Any Initial Averaging Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date.”
Index Valuation Date(s):	The Index closing level will be calculated on a single date, which we refer to as the Observation Date, or on several dates, each of which we refer to as an Ending Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Index Valuation Dates in this product supplement. Any Index Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date.”
Knock-Out Event:	For notes with a Knock-Out Level, the relevant terms supplement may specify any day(s) during the term of the notes as the day(s) on which a Knock-Out Event can occur.
Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in the relevant terms supplement, this product supplement no. 24-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and with respect to JPMorgan Chase & Co. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This product supplement no. 24-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 24-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplement and this product supplement no. 24-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 24-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

In this product supplement no. 24-I, the relevant terms supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

Description of Notes

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply to specific issuances of the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 24-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Bearish Notes Linked Inversely to the J.P. Morgan US Treasury Note Futures (G) Tracker.

General

The notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked inversely to the J.P. Morgan US Treasury Note Futures (G) Tracker (the “Index”). The notes are a series of debt securities referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

Unless otherwise specified in the relevant terms supplement, the notes will not pay interest or a fixed amount at maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Index over the term of the notes, calculated in accordance with the applicable formula as set out below. Unless otherwise specified in the relevant terms supplement, we will pay you at maturity at least the principal amount of $1,000 (or a portion of the principal amount if the relevant terms supplement specifies a Downside Exposure Percentage) for each $1,000 principal amount note and, if specified in the relevant terms supplement, accrued and unpaid interest and/or a Minimum Return. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note are $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the accompanying prospectus supplement and “Forms of Securities — Book-Entry System” in the accompanying prospectus.

The terms of specific issuances of the notes will be described in the relevant terms supplement accompanying this product supplement no. 24-I. The terms described in that document supplement those described in this product supplement and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described in this product supplement or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

PS-1

Payment at Maturity

The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Index Valuation Date is postponed as described below. We will specify, in each case if applicable, the Participation Rate, Downside Exposure Percentage, Minimum Return, Maximum Return, Knock-Out Level, Knock-Out Rate, Knock-Out Event, Fixed Payment, Initial Averaging Dates, Ending Averaging Dates and/or terms relating to interest payments, if any, and the applicable terms of any such payment terms in the relevant terms supplement.

Your payment at maturity will be linked inversely to the performance of the Index during the term of the notes.

Unless otherwise specified in the relevant terms supplement, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 (or $1,000 × (1 – Downside Exposure Percentage), if the relevant terms supplement specifies a Downside Exposure Percentage) plus the Additional Amount as described below, which amount may be zero unless a Minimum Return applies.

For notes with neither a Knock-Out Level nor a Fixed Payment, the “Additional Amount” per $1,000 principal amount note payable at maturity will equal, unless otherwise specified in the relevant terms supplement, $1,000 × the Index Change or Index Strike Change, as applicable, × the Participation Rate, provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable.

If applicable, the “Downside Exposure Percentage” will be a percentage less than 100%, as specified in the relevant terms supplement.

If applicable, the “Participation Rate” will be a percentage, which may be more or less than 100%, as specified in the relevant terms supplement.

If applicable, the “Minimum Return” will be a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

If applicable, the “Maximum Return” will be a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

For notes with a Knock-Out Level, the “Additional Amount” per $1,000 principal amount note payable at maturity will equal, unless otherwise specified in the relevant terms supplement:

(1)	if a Knock-Out Event has not occurred, $1,000 × the Index Change or Index Strike Change, as applicable, × the Participation Rate, provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable; or
(2)	if a Knock-Out Event has occurred, $1,000 × the Knock-Out Rate.

The “Knock-Out Level” will be a percentage of the Initial Index Level (or Strike Level, if applicable) or a fixed level of the Index as specified in the relevant terms supplement.

The “Knock-Out Rate” will be a percentage as specified in the relevant terms supplement.

PS-2

Unless otherwise specified in the relevant terms supplement, a “Knock-Out Event” occurs when a Knock-Out Event has occurred. For example, the terms supplement may specify a single day as the only day on which a Knock-Out Event can occur, or the terms supplement may specify that a Knock-Out Event can occur on any day during the term of the notes.

For notes with a Fixed Payment, the “Additional Amount” per $1,000 principal amount note payable at maturity will equal:

(1)	if the Ending Index Level is less than or equal to the Initial Index Level (or Strike Level, if applicable), the Fixed Payment; or
(2)	if the Ending Index Level is greater than the Initial Index Level (or Strike Level, if applicable), zero (or the Minimum Return, if applicable).

The “Fixed Payment” is a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

If applicable, the “Index Change,” as calculated by the Note Calculation Agent, is the percentage change in the Index closing level, calculated by comparing the Initial Index Level (or Strike Level, if applicable) to the Ending Index Level, unless otherwise specified in the relevant terms supplement. The relevant terms supplement will specify the manner in which the Initial Index Level (or Strike Level, if applicable) and the Ending Index Level will be determined. The Index Change, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Index Change =	Initial Index Level (or Strike Level, if applicable) – Ending Index Level
Initial Index Level (or Strike Level, if applicable)

If applicable, the “Index Strike Change,” as calculated by the Note Calculation Agent, is the percentage change in the Index closing level, calculated by comparing the Strike Level to the Ending Index Level, expressed as a percentage of the Initial Index Level, unless otherwise specified in the relevant terms supplement. The relevant terms supplement will specify the manner in which the Initial Index Level, the Strike Level and the Ending Index Level will be determined. The Index Strike Change, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Index Strike Change =	Strike Level – Ending Index Level
Initial Index Level

The relevant terms supplement will specify whether an Index Change or an Index Strike Change is applicable.

Unless otherwise specified in the relevant terms supplement, the “Initial Index Level” means the Index closing level on the pricing date or such other date as specified in the relevant terms supplement, or the arithmetic average of the Index closing levels on each of the Initial Averaging Dates, if so specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the “Ending Index Level” means the Index closing level on the Observation Date or such other date as specified in the relevant terms supplement, or the arithmetic average of the Index closing levels on each of the Ending Averaging Dates, if so specified in the relevant terms supplement.

PS-3

The relevant terms supplement may specify an Index level other than the Initial Index Level, which we refer to as the “Strike Level,” to be used for calculating the Index Change or Index Strike Change, as applicable, and the amount payable at maturity. The Strike Level may be based on and/or expressed as a percentage of the Index closing level as of a specified date, or may be determined without regard to the Index closing level as of a particular date. For example, the relevant terms supplement may specify that a Strike Level, equal to 95% of the Initial Index Level, will be used to calculate the Index Strike Change.

Unless otherwise specified in the relevant terms supplement, the “Index closing level” of the Index or any relevant successor index (as defined under “General Terms of Notes — Discontinuation of the Index; Alteration of Method of Calculation”) on any relevant day will equal the official closing level of the Index or that successor index, as applicable, published with respect to that day. In certain circumstances, the Index closing level of the Index or any relevant successor index will be based on the alternative calculation of the Index described under “— Postponement of a Determination Date” or “General Terms of Notes — Discontinuation of the Index; Alteration of Method of Calculation.”

Unless otherwise specified in the relevant terms supplement, a “trading day” is a day, as determined by the Note Calculation Agent, on which trading is generally conducted on (i) the relevant exchange for the 10-Year U.S. Treasury note futures contracts underlying the Index (each, a “Treasury note futures contract” and together, “Treasury note futures”) or the relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to the Index or the relevant successor index, if applicable, are traded.

Unless otherwise specified in the relevant terms supplement, “relevant exchange” means, with respect to the Index or any relevant successor index, the primary exchange or market of trading for the Treasury note futures contract then included in the Index or that successor index, as applicable.

The “Initial Averaging Dates,” if applicable, will be specified in the relevant terms supplement and any such date is subject to adjustment as described below under “— Postponement of a Determination Date.”

The “Index Valuation Date(s),” which will be either a single date, which we refer to as the “Observation Date,” or several dates, each of which we refer to as an “Ending Averaging Date,” will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below under “— Postponement of a Determination Date.”

The “maturity date” will be specified in the relevant terms supplement and is subject to adjustment as described below. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following the scheduled maturity date. If, due to a market disruption event or otherwise, the final Index Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Index Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.” In addition, the maturity date may be accelerated if there is an event of default. See “General Terms of Notes — Payment upon an Event of Default.”

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity and on the Interest Payment Dates, if any, with respect to the notes on the applicable date or dates. We will give DTC irrevocable instructions and authority to pay the applicable amount to the holders of the notes entitled thereto.

A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.

PS-4

The “Note Calculation Agent” is the agent appointed by us to make certain calculations for the notes, which initially will be J.P. Morgan Securities LLC (“JPMS”). See “General Terms of Notes — Note Calculation Agent” below. JPMS is our affiliate and may have interests adverse to yours. Please see “We or our affiliates may have economic interests that are adverse to those of the holders of the notes because we are the issuer of the notes, our affiliate, JPMSL, is the Index Calculation Agent and sponsor of the Index and our affiliate, JPMS, is the Note Calculation Agent and an Agent for the offering of the notes” and “Risk Factors — We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to JPMS’s role as Note Calculation Agent.”

The “Index Calculation Agent” means the entity appointed by the sponsor of the Index, J.P. Morgan Securities Ltd. (“JPMSL”), to calculate and publish the official closing level of the Index, which is currently JPMSL. See “The J.P. Morgan Strategic Volatility Index” below. JPMSL is our affiliate and may have interests adverse to yours. Please see “Risk Factors — We or our affiliates may have economic interests that are adverse to those of the holders of the notes because we are the issuer of the notes, our affiliate, JPMSL, is the Index Calculation Agent and sponsor of the Index and our affiliate, JPMS, is the Note Calculation Agent and an Agent for the offering of the notes” and “Risk Factors — Under certain limited circumstances, the Index Calculation Agent has discretion in relation to the Index and is under no obligation to consider your interests as holder of the notes.”

Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Interest Payments

If the relevant terms supplement specifies that the notes will bear interest, the notes will bear interest at the rate per annum, or such other rate or rates, as specified in such terms supplement. Under these circumstances, interest will accrue from the issuance date of the notes to but excluding the maturity date. Interest will be payable in arrears on each date specified in the relevant terms supplement (each, an “Interest Payment Date”) to and including the maturity date, to the holders of record at the close of business on the business day prior to that Interest Payment Date, unless otherwise specified in the relevant terms supplement. Interest on the notes will be calculated based on a 360-day year of twelve 30-day months, unless otherwise specified in the relevant terms supplement. If any day on which a payment of interest or principal is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day, but no additional interest will accrue as a result of the delayed payment, and the next interest payment period, if applicable, will commence as if the payment had not been delayed. If the maturity date or any Interest Payment Date is adjusted as the result of a market disruption event or otherwise, the payment of interest due on that date will be made on that date as adjusted, with the same force and effect as if that date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

Postponement of a Determination Date

In this product supplement, we refer to each Initial Averaging Date and each Index Valuation Date as a “Determination Date.”

If a Determination Date is not a trading day or if there is a market disruption event on a Determination Date (any such day, a “Disrupted Day”), the applicable Determination Date will be postponed to the immediately succeeding business day that is not a Disrupted Day. In no event, however, will any Determination Date be postponed to a date that is after the applicable Final Disrupted Determination Date.

PS-5

If a Determination Date is or has been postponed to the applicable Final Disrupted Determination Date and that Final Disrupted Determination Date is a Disrupted Day, the Note Calculation Agent will determine the Index closing level for that Determination Date on that Final Disrupted Determination Date in accordance with the formula for and method of calculating the Index closing level last in effect prior to the commencement of the market disruption event (or prior to the non-trading day), using the official settlement price (or, if trading in the relevant Treasury note futures contract has been materially suspended or materially limited, the Note Calculation Agent’s good faith estimate of the official settlement price that would have prevailed but for that suspension or limitation or non-trading day) on that Final Disrupted Determination Date of the Treasury note futures contract most recently constituting the Index, as well as any Treasury note futures contract required to roll an expiring Treasury note futures contract in accordance with the method of calculating the Index.

With respect to a Determination Date, unless otherwise specified in the relevant terms supplement, the “Final Disrupted Determination Date” means the tenth business day after that Determination Date, as originally scheduled, provided that for notes with a maturity of not more than one year, the Final Disrupted Determination Date will be the earlier of:

(a)	the last date that could serve as the final Determination Date without causing the maturity date to be more than one year (counting for this purpose either the issue date or the last possible date that the notes could be outstanding) after the issue date; and
(b)	the tenth business day after that Determination Date, as originally scheduled.
PS-6

Risk Factors

Your investment in the notes will involve certain risks. The notes may not pay interest or guarantee any return of principal prior to maturity. Investing in the notes is not equivalent to taking a short position (or otherwise investing directly) in the Index or the Treasury note futures underlying the Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

The notes differ from conventional debt securities.

The terms of the notes differ from those of conventional debt securities in that we may not pay interest on the notes or, if we do pay interest, a significant portion of your total payment at maturity may be based on the performance of the Index rather than the interest rate we will pay you. Where the relevant terms supplement does not provide for interest payments, if the Ending Index Level is greater than, or in certain cases, equal to the Initial Index Level (or Strike Level, if applicable), and a Knock-Out Event, if applicable, has not occurred, at maturity you will receive only $1,000 (plus the Minimum Return, if any) for each $1,000 principal amount note, unless otherwise specified in the relevant terms supplement. Therefore, the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The return at maturity of only the applicable principal amount of each note (plus the Minimum Return, if any) will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The notes are subject to the credit risk of JPMorgan Chase & Co.

The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

The notes are bearish on the Index.

Because the notes are inversely linked to the Index, the Index Change will be positive only if the level of the Index declines over the term of the notes. Unless a Knock-Out Event occurs (for notes with a Knock-Out Level), if the level of the Index increases over the term of the Notes, the Index Change, and therefore the payment at maturity, will be adversely affected.

Our offering of the notes does not constitute an expression of our view about, or a recommendation of, the Index, the Treasury note futures that compose the Index or the related Treasury notes.

You should not take our offering of the notes as an expression of our views about how the Index, the Treasury note futures that compose the Index or the related Treasury notes will perform in the future or as a recommendation to invest (directly or indirectly, by taking a long or a long-short position) in the Index, the Treasury note futures that compose the Index or the related Treasury notes, including through an investment in the notes. As a global financial institution, we and our affiliates may, and often do, have positions (long or short) in the Index, the Treasury note futures that compose the Index and the related Treasury notes that conflict with an investment in

PS-7

the notes. See “— We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” and “Use of Proceeds and Hedging” in this product supplement for some examples of potential conflicting positions we may have. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives and financial resources.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes because we are the issuer of the notes, our affiliate, JPMSL, is the Index Calculation Agent and sponsor of the Index and our affiliate, JPMS, is the Note Calculation Agent and an Agent for the offering of the notes.

We, JPMorgan Chase & Co., are the issuer of the notes, JPMSL, one of our affiliates, is the Index Calculation Agent and sponsor of the Index and JPMS, another affiliate of ours, is the Note Calculation Agent and an Agent for the offering of the notes. JPMSL, as Index Calculation Agent, will determine whether there has been a market disruption event with respect to the Index. JPMS, as Note Calculation Agent, will determine, among other things, whether there has been a market disruption event with respect to the notes and your payment at maturity. In the event of any such market disruption event, JPMSL may use an alternate method to calculate the Index, and JPMS may postpone any Determination Date or use an alternate method to calculate the Index closing level on that Determination Date. As the index sponsor and Index Calculation Agent, JPMSL will carry out calculations necessary to promulgate the Index, and it maintains some discretion as to how such calculations are made. In particular, JPMSL has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the level of the Index is unavailable at the time such determination is scheduled to take place. While we and our affiliates will act in good faith in making all determinations with respect to the notes and the Index, there can be no assurance that any determinations made by JPMorgan Chase & Co., JPMS or JPMSL in these various capacities will not affect the value of the notes or the level of the Index. Because determinations made by JPMSL as the Index Calculation Agent and sponsor of the Index and JPMS as the Note Calculation Agent may affect the amount you receive at maturity, potential conflicts of interest may exist between JPMorgan Chase & Co., JPMSL and JPMS, on the one hand, and you, as a holder of the notes, on the other.

Our affiliate, JPMSL, is the Index Calculation Agent and may adjust the index in a way that affects its level.

JPMSL, one of our affiliates, acts as the Index Calculation Agent and sponsor of the Index and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing its composition and calculation. The rules governing the Index may be amended at any time by JPMSL, in its sole discretion, and the rules also permit the use of discretion by JPMSL in specific instances, such as the right to substitute another futures contract. Unlike other indices, the maintenance of the Index is not governed by an independent committee. Although judgments, policies and determinations concerning the Index are made by JPMSL, we, as the parent company of JPMSL, ultimately control JPMSL.

Although JPMSL will make all determinations and take all action in relation to the Index acting in good faith, it should be noted that such discretion could have an impact, positive or negative, on the Index closing levels. JPMSL is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes. Furthermore, the inclusion of the Treasury note futures in the Index is not an investment recommendation by us or JPMSL of such futures contracts.

PS-8

JPMS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes. Any such research, opinions or recommendations could affect the level of the Index and therefore the market value of the notes.

JPMS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Index to which the notes are linked.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.

In anticipation of the sale of the notes, we expect to hedge our obligations under the notes through certain affiliates or unaffiliated counterparties by taking positions the Treasury note futures that compose the Index, the related Treasury notes or in instruments the value of which is derived from the Index, the Treasury note futures that compose the Index or the related Treasury notes. The daily rebalancing of the VIX futures contracts may cause us to adjust our hedge frequently. We may also adjust our hedge by, among other things, purchasing or selling any of the foregoing at any time and from time to time. We may also close out or unwind our hedge by selling any of the foregoing on or before any Index Valuation Date. We cannot give you any assurances that our hedging will not negatively affect the level of the Index or the performance of the notes. See “Use of Proceeds and Hedging” below for additional information about our hedging activities.

These hedging activities may present a conflict of interest between your interest as a holder of the notes and the interests our affiliates have in executing, maintaining and adjusting hedge transactions. These hedging activities could also affect the price at which JPMS is willing to purchase your notes in the secondary market.

Our hedging counterparties expect to make a profit. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.

JPMS and other affiliates of ours also trade the Treasury note futures that compose the Index, the related Treasury notes and other financial instruments related to the Index, Treasury note futures that compose the Index and the related Treasury notes on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially decrease the Index closing level on the pricing date or any Initial Averaging Dates, as applicable, and/or increase the Index closing level on any Index Valuation Date, which could adversely affect your payment at maturity.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

PS-9

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our business activities.

In the course of our or our affiliates’ trading activities, we or our affiliates may acquire material nonpublic information with respect to the Treasury note futures that compose the Index or the related Treasury notes and we will not disclose any such information to you. In addition, one or more of our affiliates may produce and/or publish research reports, or otherwise express views, with respect to expected movements in the Treasury note futures that compose the Index or the related Treasury notes. We do not make any representation or warranty to any purchaser of notes with respect to any matters relating to such future movements.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the level of the Index, the Treasury note futures that compose the Index or the related Treasury notes. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for those securities or financial instruments, our or our affiliate’s interests with respect to those products may be adverse to those of the holders of the notes. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to JPMS’s role as Note Calculation Agent.

JPMS, one of our affiliates, will act as the Note Calculation Agent. The Note Calculation Agent will determine, among other things, the Initial Index Level, the Strike Level, if applicable, the Ending Index Level, the closing level of the Index on each Determination Date, the Index Change or Index Strike Change, as applicable, and the Additional Amount, if any, that we will pay you at maturity as well as whether a Knock-Out Event has occurred (for notes with a Knock-Out Level), whether the Ending Index Level is less than or equal to the Initial Index Level (or Strike Level, if applicable) and, if the notes bear interest, whether a day is an Interest Payment Date and the amount of interest payable, if any, on any Interest Payment Date. In addition, the Note Calculation Agent will determine, among other things:

•	whether a market disruption event has occurred; and
•	whether the Index has been discontinued, whether the method of calculating the Index has changed in a material respect or whether the Index has been otherwise modified so that it does not, in the opinion of the Note Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made and, if applicable, which index to select as a successor index.

In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the Note Calculation Agent, is entitled to exercise discretion.

The notes may not pay more than the applicable principal amount, and accrued and unpaid interest, if applicable, at maturity.

If the Ending Index Level is greater than, or, in certain cases, equal to the Initial Index Level (or Strike Level, if applicable), and a Knock-Out Event, if applicable, has not occurred, you will receive only the applicable interest payments, if any, set forth in the terms supplement and, unless otherwise specified in the relevant terms supplement, $1,000 (plus the Minimum Return, if any) for each $1,000 principal amount note you hold at maturity. This will be true even if the value of the Index was less than the Initial Index Level (or Strike Level, if applicable) at some time during the term of the notes but later increases above the Initial Index Level (or Strike Level, if applicable). Because the notes may accrue interest, if any, at an interest rate lower than that payable for other debt

PS-10

securities issued by us with a comparable maturity, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity. This return may not fully compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

Your investment in the notes may result in a loss if a Downside Exposure Percentage is applicable.

If the relevant terms supplement specifies that a Downside Exposure Percentage will apply to the notes, you may receive a payment at maturity in an amount that is less than $1,000 for each $1,000 principal amount note. For notes with a Downside Exposure Percentage, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 × (1 – the Downside Exposure Percentage), plus the Additional Amount, which may be zero.

The appreciation potential of the notes will be limited by the Maximum Return, if applicable.

If the notes have a Maximum Return, the appreciation potential of the notes is limited to the fixed dollar amount per $1,000 principal amount note specified in the relevant terms supplement as the Maximum Return. The Additional Amount will equal no more than the Maximum Return. Accordingly, the appreciation potential of the notes will be limited by the Maximum Return even if the Additional Amount calculated with reference to the Index Change or Index Strike Change, as applicable, and Participation Rate would be greater than the Maximum Return.

For notes without a Fixed Payment, if the Participation Rate is less than 100%, the Additional Amount will be limited by the Participation Rate.

For notes without a Fixed Payment, if the Participation Rate is less than 100% and the Ending Index Level is less than the Initial Index Level (or Strike Level, if applicable), the Additional Amount you receive at maturity will equal only a percentage, as specified in the relevant terms supplement, of the absolute performance of the Index below the Initial Index Level (or Strike Level, if applicable), assuming that a Knock-Out Event, if applicable, has not occurred. Under these circumstances, the Additional Amount you receive at maturity will not fully reflect the absolute performance of the Index.

The appreciation potential of the notes will be limited by the Knock-Out Level, if applicable.

If the notes have a Knock-Out Level, the appreciation potential of the notes is limited by the Knock-Out Level and the corresponding Knock-Out Rate. For example, if the relevant terms supplement specifies a Knock-Out Rate of less than 25%, the Knock-Out Level equals 75% of the Initial Index Level (or Strike Level, if applicable), the appreciation potential of the notes is limited to 25% multiplied by the Participation Rate. Once the Index closing level declines below the Knock-Out Level, the appreciation potential of the notes is limited to the Knock-Out Rate, even if the Index Change or Index Strike Change, as applicable, multiplied by the Participation Rate is greater than the Knock-Out Rate. For notes with a Knock-Out Level, if the Index closing level is less than the Knock-Out Level on any day specified in the relevant terms supplement, the return on the notes will equal the Knock-Out Rate multiplied by the applicable principal amount of the notes and will not be determined by reference to the Index Change or Index Strike Change, as applicable, and the Participation Rate. This return may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Therefore your return may be less than the return you would have otherwise received if you had taken a short position (or otherwise invested directly) in the Index, the Treasury note futures underlying the Index or contracts relating to the Index for which there is an active secondary market. Under these circumstances, your return will not reflect any potential decrease in the Ending Index Level, as compared to the Initial Index Level (or Strike Level, if applicable), as adjusted by the Participation Rate, of greater than the Knock-Out Rate.

PS-11

The appreciation potential of the notes will be limited by the Fixed Payment, if applicable.

If the notes have a Fixed Payment, the appreciation potential of the notes is limited to the appreciation represented by such Fixed Payment, even if the depreciation in the Index would, but for the Fixed Payment, result in the payment of a greater Additional Amount at maturity. If the Ending Index Level is less than or equal to the Initial Index Level (or Strike Level, if applicable), the return on the notes will equal the Fixed Payment and will not be determined by reference to the Index Change or Index Strike Change, as applicable. This return will be limited regardless of the depreciation of the Index, which may be significant. Therefore, under certain circumstances, your return may be less than the return you would have otherwise received if you had taken a short position (or otherwise invested directly) in the Index, the Treasury note futures or the related Treasury notes which there is an active secondary market.

The Ending Index Level may be greater than the Index level at other times during the term of the notes.

Because the Ending Index Level is calculated based on the Index closing level on one or more Index Valuation Dates during the term of the notes, the level of the Index at various other times during the term of the notes could be lower than the Ending Index Level. This difference could be particularly large if there is a significant decrease in the level of the Index before and/or after the Index Valuation Date(s) or if there is a significant increase in the level of the Index around the time of the Index Valuation Date(s) or if there is significant volatility in the Index level during the term of the notes (especially on dates near the Index Valuation Date(s)). For example, when the Index Valuation Date of the notes is near the end of the term of the notes, then if the Index levels decrease or remain relatively constant during the initial term of the notes and then increase above the Initial Index Level (or Strike Level, if applicable), the Ending Index Level may be significantly greater than if it were calculated on a date earlier than the Index Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had taken a short position (or otherwise invested directly) in the Index, the Treasury note futures underlying the Index or contracts relating to the Index for which there is an active secondary market.

The value of the Initial Index Level may be determined after the issue date of the notes.

If so specified in the relevant terms supplement, the Initial Index Level will be determined based on the arithmetic average of the Index closing levels on the Initial Averaging Dates specified in that relevant terms supplement. One or more of the Initial Averaging Dates specified may occur on or following the issue date of the notes; as a result, the Initial Index Level for the Index may not be determined, and you may therefore not know the value of such Initial Index Level, until after the issue date. Similarly, the global note certificate representing the notes, which will be deposited with the DTC on the issue date as described under “General Terms of Notes — Book-Entry Only Issuance — The Depository Trust Company,” will not set forth the value of the Initial Index Level for the Index. If there are any declines in the Index closing levels on the Initial Averaging Dates that occur after the issue date and such declines result in the Initial Index Level being less than the Index closing level on the issue date, this may establish a lower level that the Index must achieve for you to receive at maturity more than the applicable principal amount of your notes and, if applicable, the Minimum Return.

If the Index is volatile, there is a great likelihood that a Knock-Out Event will occur.

For notes with a Knock-Out feature, the likelihood that the Index closing level will be less than the Knock-Out Level on each of the days specified in the relevant terms supplement will depend in large part on the volatility of the Index — the frequency and magnitude of changes in the level of the Index. An index linked to futures contracts may be more volatile than an index linked directly to the securities underlying such futures contracts.

PS-12

The notes are designed to be held to maturity.

The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index has appreciated since the date of the issuance of the notes. The potential returns described in any terms supplement assume that your notes are held to maturity.

Secondary trading may be limited.

Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

J.P. Morgan Securities LLC, or JPMS, may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the notes is likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the estimated cost of hedging our obligations under the notes. An agent’s commission or the estimated cost (see “Use of Proceeds and Hedging”) includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any of those prices may differ from values determined by pricing models used by JPMS, as a result of this compensation or other transaction costs.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Index and interest rates on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Index or interest rates. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the actual and expected frequency and magnitude of changes in the prices of Treasury note futures (i.e., volatility);
•	the liquidity of the Treasury note futures;
•	the time to maturity of the notes;
•	if applicable, whether a Knock-Out Event has occurred or is expected to occur;
•	interest and yield rates in the market generally as well as in the U.S. Treasuries market;
PS-13

•	economic, financial, political, regulatory and judicial events that affect interest rates, the market for the Treasury note futures and the related Treasury notes generally; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

You cannot predict the future performance of the Index based on its historical performance. The Ending Index Level may be flat or positive as compared to the Initial Index Level (or Strike Level, if applicable), in which event you will only receive the applicable principal amount of your notes at maturity unless the relevant terms supplement provides for interest payments, a Minimum Return or includes a Knock-Out feature.

Owning the notes is not the same as taking a short position directly in the Treasury note futures underlying the Index or the related Treasury notes.

The notes will not fully reflect the return you would realize if you actually took a short position in the Treasury note futures underlying the Index or the related Treasury notes. The Index is a hypothetical construct that does not hold any underlying asset. As a result, a holder of the notes will not have any direct or indirect rights to the short positions in Treasury note futures underlying the Index or the related Treasury notes.

Market disruptions may adversely affect your return.

The Note Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Index closing level on any Determination Date or on any of the days specified in the relevant terms supplement for purposes of determining whether a Knock-Out Event, if applicable, has occurred, or the Index Change or Index Strike Change, as applicable, and calculating the Additional Amount, if any, that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the Note Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Determination Dates, and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes.

Futures markets like the Chicago Board of Trade (“CBOT”), the market for the Treasury note futures, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, U.S. futures exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of the Index and therefore could affect adversely the value of your notes.

PS-14

Generally, if the term of the notes is not more than one year, we expect to treat the notes as short-term obligations for U.S. Federal income tax purposes.

If the term of the notes is not more than one year (including either the issue date or the last possible date that the notes could be outstanding, but not both), we expect to treat the notes as “short-term obligations” for U.S. federal income tax purposes. No statutory, judicial or administrative authority directly addresses the treatment of notes or instruments similar to the notes for U.S. federal income tax purposes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) with respect to these notes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in these notes are unclear. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in this product supplement no. 24-I and consult your tax adviser regarding your particular circumstances.

Generally, if the term of the notes is more than one year, we expect to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes.

If the term of the notes is more than one year (including either the issue date or the last possible date the notes could be outstanding, but not both), we expect to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes. Under this treatment, subject to the occurrence of a Knock-Out Event (if applicable), you generally will be required to recognize interest income in each year at the “comparable yield,” as determined by us, adjusted to take account of the difference between actual and projected payments in that year. Interest included in income will increase your basis in your notes and the projected amount of interest payments, if any, will reduce your basis in your notes. Special rules may apply if the Additional Amount is determined early as a result of a Knock-Out Event. Generally, amounts received at maturity or on earlier sale or exchange in excess of your basis will be treated as additional interest income. Any loss generally will be treated as an ordinary loss to the extent of all previous inclusions with respect to your notes, and to that extent will be deductible against other income (e.g., employment and interest income) with the balance treated as capital loss, which may be subject to limitations. Losses may be subject to special reporting requirements. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in this product supplement no. 24-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

Risks Relating to the Index

If the level of the Index changes, the market value of your notes may not change in the same manner.

Owning the notes is not the same as taking a short position in the Treasury note futures underlying the Index or the related Treasury notes. Accordingly, changes in the prices of these Treasury notes or of Treasury note futures may not result in comparable changes in the level of the Index or comparable (but opposite) changes in the market value of your notes.

PS-15

The Index comprises notional assets.

The exposure to Treasury note futures provided by the Index is purely notional and will exist solely in the records maintained by or on behalf of the calculation agent for the Index, which we refer to as the “Index Calculation Agent.” There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim against any of the Treasury note futures underlying the Index. The Index reflects the returns available by maintaining a rolling position in Treasury note futures and, at any given time, comprises a single 10-Year U.S. Treasury note futures contract that is notionally rolled every three months prior the expiry of the current front month contract.

The Index has a limited operating history and may perform in unanticipated ways.

The Index was established on August 28, 2009 and therefore has a limited operating history. Any back-testing or similar analysis performed by any person in respect of the Index must be considered illustrative only and may be based on estimates or assumptions not used by the Index Calculation Agent when determining the level of Index. Past performance should not be considered indicative of future performance.

The Treasury note futures composing the Index may be changed in certain extraordinary events.

Following the occurrence of certain extraordinary events with respect to the Treasury note futures as described under “The J.P. Morgan US Treasury Note Futures (G) Tracker — Extraordinary Events,” the affected futures contract may be replaced by a substitute futures contract. You should realize that the changing of a futures contract may affect the performance of the Index, and therefore, the return on the notes, as the replacement futures contract may perform significantly better or worse than the affected futures contract.

Concentration risks associated with the Index may adversely affect the value of your notes.

The Index include a single Treasury note futures contract, which trades on CBOT, and thus is less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware that other indices may be more diversified than the Index in terms of both the number and variety of Treasury note futures. You will not benefit, with respect to the notes, from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.

The notes may be subject to increased volatility.

The Index comprises Treasury note futures, which are highly leveraged instruments. A futures contract on an underlying asset often displays considerably higher volatility than the underlying asset — in this case, 10-Year U.S. Treasury notes. Futures contracts are often less liquid than their underlying asset. Accordingly, the use of these futures contracts as components of the Index may potentially result in higher volatility than in the absence of their usage.

The settlement price of Treasury note futures may not be readily available.

The official settlement price of the Treasury note futures are calculated and published by the CBOT. The official settlement price of the relevant Treasury note futures are used to calculate the level of the Index. Any disruption in CBOT trading of the relevant Treasury note futures could delay the release or availability of the official settlement price. This may delay or prevent the calculation of the Index.

PS-16

The notes are subject to interest rate risk.

Investing in the notes differs significantly from taking a short position directly in Treasury note futures or the related Treasury notes, as applicable, as the level of the Index changes, at times significantly, from day to day based upon the current market prices of the underlying Treasury note futures (and indirectly, the related Treasury notes). The market prices of these Treasury futures and notes are volatile and significantly influenced by a number of factors, particularly the yields on the Treasury futures/notes as compared to current market interest rates and the actual or perceived credit quality of the U.S. government.

In general, fixed-income instruments, such as Treasury futures/notes, are significantly affected by changes in current market interest rates. As interest rates decline, the price of fixed-income instruments, including the Treasury note futures underlying the Index (or the related Treasury notes), is likely to increase, which will have an adverse impact on your notes. Instruments with longer durations, such as the Treasury note futures (and the related Treasury notes) tend to be more sensitive to interest rate changes, usually making them more volatile than instruments with shorter durations. Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policies regarding interest rates; and
•	the performance of U.S. and foreign capital markets.

Fluctuations in interest rates are likely to affect the value of Treasury note futures, the Index and the notes.

Historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the notes.

The actual performance of the Index over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Index or its hypothetical, back-tested historical performance. The settlement prices of the relevant Treasury note futures underlying the Index will determine the level of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall.

The Index may in the future be subject to an adjustment factor that could negatively affect the value of the notes.

Although the Index currently is not subject to an adjustment factor, if in the future any hypothetical holder of the relevant Treasury note futures contract would be required on any reweighting date to incur a lower cost or amount of tax, duty, expense or fee to acquire, establish, re-establish, substitute, maintain, unwind or dispose of the relevant futures contract or to synthetically hedge the level of the Index, then an adjustment factor may apply in the calculation of the level of the Index, which could positively affect the level of the Index but negatively affect the value of the notes.

PS-17

Use of Proceeds and Hedging

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes and the estimated cost of hedging our obligations under the notes. We may have hedged our obligations under the notes through certain affiliates or unaffiliated counterparties.

If so specified in the relevant terms supplement, each agent’s commission will include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. If the relevant terms supplement does not specify that such projected profit is included in each agent’s commission, the original issue price of the notes will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. Under these circumstances, the estimated cost of hedging will include the projected profit, which will not exceed $60.00 per $1,000 principal amount note. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, expect to hedge some or all of our anticipated exposure in connection with the notes. In addition, from time to time after we issue the notes, we, through our affiliates or others, may enter into additional hedging transactions and close out or unwind those we have entered into, in connection with the notes and possibly in connection with our or our affiliates’ exposure to the Index, the Treasury note futures underlying the Index or the related Treasury notes. To accomplish this, we, through our affiliates or others, may take positions in the Index, the Treasury note futures underlying the Index or the related Treasury notes, or instruments the value of which is derived from the Index, the Treasury note futures underlying the Index or the related Treasury notes. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in the instruments described above.

While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially decrease the Index closing level on the pricing date or any Initial Averaging Dates, as applicable, and/or increase the Index closing level on any Index Valuation Date, which could adversely affect your payment at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines. See “Risk Factors — Risks Relating to the Notes Generally — We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” above.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. We may hedge our exposure on the notes directly or we may aggregate this exposure with other positions taken by us and our affiliates with respect to our exposure to the Index, the Treasury note futures underlying the Index or the related Treasury notes. No note holder will have any rights or interest in our hedging activity or any positions that we or any unaffiliated counterparties may take in connection with our hedging activity.

PS-18

The J.P. Morgan US Treasury Note Futures (G) Tracker

The J.P. Morgan US Treasury Note Futures (G) Tracker (the “Futures Tracker” or the “Index”) was developed and is maintained and calculated by J.P. Morgan Securities Ltd. The description of the strategy and methodology underlying the Index included in this product supplement is based on rules formulated by J.P. Morgan Securities Ltd. (the “Rules”) and is qualified by the full text of the Rules. The Rules, and not this description, will govern the calculation and constitution of the Index and other decisions and actions related to its maintenance. The Rules in effect as of the date of this product supplement are included as part of the Rules attached as Annex A to this product supplement. The Index is the intellectual property of J.P. Morgan Securities Ltd., and J.P. Morgan Securities Ltd. reserves all rights with respect to its ownership of the Index.

The Futures Tracker is a notional, dynamic strategy that aims to replicate the returns of maintaining a long position in 10-Year U.S. Treasury notes futures contracts (each, a “10Y Treasury Futures Contract” and collectively, “10Y Treasury Futures”). At any given time, the Futures Tracker is composed of a single 10Y Treasury Futures Contract that is either the contract closest to expiration (each, the “Near Futures Contract”) or the next 10Y Treasury Futures Contract scheduled to expire immediately following the Near Futures Contract (the “Far Futures Contract”). The Futures Tracker was established on August 28, 2009.

The Futures Tracker is published by Bloomberg L.P. under the ticker symbol “RFJGUSBE.”

The Futures Tracker notionally invests in a Near Futures Contract initially and maintains this notional exposure to 10Y Treasury Futures by closing out its position in the expiring Near Futures Contract and establishing a new position in a Far Futures Contract in a process referred to as “rolling.”

10Y Treasury Futures are legally binding agreements for the buying or selling of U.S. Treasury Notes for physical settlement on a future date (such date being its expiry date). Each 10Y Treasury Futures Contract has a face value of U.S.$100,000 and requires the delivery of a U.S. Treasury note with a remaining maturity term of no more than ten years and no less than six years and six months. 10Y Treasury Futures are traded on the Chicago Board of Trade (“CBOT”). The closing prices of 10Y Treasury Futures are calculated by CBOT and reported on Bloomberg under the ticker symbol “TY”.

On each day on which the CBOT (or any successor exchange) is open for trading during its regular trading session, which we refer to as a “Tracker Business Day,” the Futures Tracker will have a notional position in a Near Futures Contract. It will maintain this exposure until the second to last Tracker Business Day of the month immediately preceding the month in which the expiry date of such Near Futures Contract falls (such date being the “Re-weighting Date”). On the Re-weighting Date, the Futures Tracker will roll into the Far Futures Contract. The expected expiry dates of the Near Futures Contracts are the third Friday of March, June, September and December, with the corresponding roll dates falling in February, May, August and November. For example, from the May 27, 2010 Re-Weighting Date to and including August 27, 2010, the Index would be notionally invested in the contract expiring September 17, 2010. On the August 30, 2010 Re-weighting Date, the roll would occur and starting from that date until (but excluding) the next Re-weighting Date, the Index would be notionally invested in the contract expiring December 17, 2010.

The Index is described as a “notional” or “synthetic” portfolio or strategy because its reported value does not represent the value of any actual assets held by any person and there is no actual portfolio of assets in which any person has any ownership interest.

PS-19

Calculation and Publication of the Futures Tracker Level

JPMSL, as the Index Calculation Agent, or any affiliate or subsidiary designated by it, will act as calculation agent for the Futures Tracker. Subject to the occurrence or existence of a Tracker Market Disruption Event (as described below), the Index Calculation Agent will calculate and publish the value of the Futures Tracker (which we refer to as the “Tracker Level”) on each Tracker Business Day, reported to two (2) decimal places. The Tracker Level is calculated in U.S. dollars in accordance with the methodology set out in “Futures Tracker Level” below.

The Tracker Level has a base value of 114.50 as of February 25, 1999, which we refer to as the “Base Date.” Unless a Tracker Market Disruption Event has occurred and is continuing, the Tracker Level on each Tracker Business Day from, but excluding, the immediately preceding Re-weighting Date to, and including, the next following Re-weighting Date is calculated by the Index Calculation Agent in accordance with the following formula:

Trackerk,t = Ek × Futurek+1,t
where:
Trackerk,t	means the Tracker Level on Tracker Business Day t;
Futurek+1,t	means the Closing Price on Tracker Business Day t of the 10Y Treasury Futures Contract that expires on the first expiry date to occur following Re-weighting Date k+1 (i.e. the current futures contract);
Closing Price	means, in respect of a 10Y Treasury Futures Contract and a Dealing Day, the Official Settlement Price; and
where:
“Dealing Day” means, in respect of a 10Y Treasury Futures Contract, a day upon which the Official Settlement Price for such 10Y Treasury Futures Contract is, or but for the occurrence of a Tracker Market Disruption Event would have been, scheduled to be calculated and published by CBOT or any successor exchange; and
“Official Settlement Price” means the closing price published on the applicable Bloomberg page specified in the table below for the relevant 10Y Treasury Futures Contract.
	Futures Contract Expiry Month	Bloomberg Month Code	Expected Bloomberg Code*
	March	H	TYH&“Year”<Comdty>
	June	M	TYM&“Year”<Comdty>
	September	U	TYU&“Year”<Comdty>
	December	Z	TYZ&“Year”<Comdty>
* “Year” is the year in which the expiry date for the futures contract falls.

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Ek	means the Exposure of the Futures Tracker on Re-weighting Date k immediately preceding Tracker Business Day t calculated as:
	Ek = Ek-1 ×	Futurek
Futurek+1
where:
	Futurek	means the Closing Price on Re-weighting Date k of the 10Y Treasury Futures Contract that expires on the first expiry date to occur following Re-weighting Date k (i.e. the contract preceding the current futures contract); and
	Futurek+1	means the Closing Price on Re-weighting Date k of the 10Y Treasury Futures Contract that expires on the first expiry date to occur following Re-weighting Date k+1 (i.e. the current futures contract).
	A	is the adjustment factor (the “Adjustment Factor”) of 0, provided that, were any hypothetical holder of Futurek required, relative to Re-weighting Datek-1, to incur an increased (or decreased) cost or amount of tax, duty, expense or fee to acquire, establish, re-establish, substitute, maintain, unwind or dispose of the relevant 10Y Treasury Futures Contract to synthetically hedge the Tracker Level, then such additional amount shall be deemed to have been added to (or deducted from) the Adjustment Factor on Re-weighting Datek.

The Exposure has a base value of 1 on the Base Date, meaning that on the Base Date, the Futures Tracker was notionally invested in one unit of the relevant 10Y Treasury Futures Contract. On each Re-weighting Date, the Exposure is changed to reflect the number of units of the Far Futures Contract that could be purchased at the relevant closing price on the Re-weighting Date by selling the number of units of the Near Futures Contract notionally held by the Index immediately before the roll at the relevant closing price on the Re-weighting Date. On each Tracker Business Day, the Tracker Level measures the value of the number of units of the relevant 10Y Treasury Futures Contract contract notionally held by the Index based on the closing price on that Tracker Business Day.

Unless a Tracker Market Disruption Event has occurred and is continuing, the Tracker Level will be published in respect of each Tracker Business Day by the Index Calculation Agent on Bloomberg page RFJGUSBE.

Tracker Market Disruptions to the Tracker Level

The Index Calculation Agent will calculate and publish the Tracker Level on each Tracker Business Day so long as no Tracker Market Disruption Event has occurred or is continuing on such day. A “Tracker Market Disruption Event” means, in respect of a 10Y Treasury Futures Contract and a Dealing Day, a failure by CBOT (or any successor exchange) to calculate and publish the Closing Price for the 10Y Treasury Futures Contract on such Dealing Day, or any event that, in the determination of the Index Calculation Agent, disrupts or impairs the ability of market participants generally to effect transactions in or obtain market values for such 10Y Treasury Futures Contract. These events may include, but are not limited to, the occurrence of any of a Trading Disruption, Exchange Disruption or Early Closure.

PS-21

“Early Closure” means the closure by CBOT or any successor exchange on any Tracker Business Day prior to its scheduled closing time unless such earlier closing time is announced by such exchange at least one hour prior to the actual closing time for the regular trading session on such exchange.

“Exchange Disruption” means any event (other than an Early Closure) that disrupts or impairs (as determined by the Index Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures (including, without limitation, the 10Y Treasury Futures Contracts).

“Trading Disruption” means any suspension of or limitation imposed on trading by CBOT or any successor exchange or otherwise and whether by reason of movements in price exceeding limits permitted by such exchange or otherwise in futures (including, without limitation, the 10Y Treasury Futures Contracts).

The consequences of a Tracker Market Disruption Event occurring or existing depend on whether such event falls on a Re-weighting Date or any Tracker Business Day (any such day on which a Tracker Market Disruption Event occurs or exists is referred to as a “Disrupted Day”):

(a)	On a Re-weighting Date

If any Re-weighting Date is a “Disrupted Day,” in respect of any relevant 10Y Treasury Futures Contract (each such 10Y Treasury Futures Contract affected by a Disrupted Day, an “Affected Futures Contract”), then the relevant Re-weighting Date for the Affected Futures Contract will be deemed to be the first following Dealing Day for the Affected Futures Contract which is not a Disrupted Day, unless the four Dealing Days for an Affected Futures Contract immediately following the day originally scheduled to be the Re-weighting Date are Disrupted Days for such Affected Futures Contract. In such circumstances, the fourth Dealing Day following the day originally scheduled to be the relevant Re-weighting Date will be deemed to be the relevant Re-weighting Date (notwithstanding that it is a Disrupted Day in respect of the Affected Futures Contract), and the Index Calculation Agent will re-weight the Futures Tracker acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate.

(b)	On a Tracker Business Day

Notwithstanding paragraph (a) above, if any Tracker Business Day is a Disrupted Day for any relevant 10Y Treasury Futures Contract, the Index Calculation Agent may either:

•	calculate its good faith estimate of the Tracker Level for such Tracker Business Day, using its good faith estimate of the level of the Affected Futures Contract. Any such estimated level may be subject to correction on the first succeeding Tracker Business Day which is not a Disrupted Day in respect of any Affected Futures Contract; or
•	suspend the calculation and publication of the Tracker Level until the first succeeding Tracker Business Day that is not a Disrupted Day in respect of any relevant Futures Contract.

Extraordinary Events

Certain events, which we refer to as “Extraordinary Events,” will cause the Index Calculation Agent to replace or remove any relevant 10Y Treasury Futures Contract to which the Futures Tracker has exposure, or make an adjustment to the Rules as it determines in good faith, is appropriate.

PS-22

(a)	Successor Futures Contract

If any 10Y Treasury Futures Contract is:

•	not calculated and quoted by CBOT but by a successor exchange acceptable to the Index Calculation Agent; or
•	replaced by a successor futures contract using, in the determination of the Index Calculation Agent, the same or substantially similar formula and method of calculation as used in the calculation of such 10Y Treasury Futures Contract, then, in each case, that successor futures contract (which we refer to as the “Successor Futures Contract”) will replace the relevant 10Y Treasury Futures Contract with effect from a date determined by the Index Calculation Agent who may make such adjustment to the Rules, as it determines in good faith is appropriate, to account for such change.

(b)	Material Change to Futures Contracts

Without prejudice to the ability of the Index Calculation Agent to amend the Rules, the Index Calculation Agent may, acting in good faith and in a commercially reasonable manner, exclude or substitute any 10Y Treasury Futures Contract following the occurrence (and/or continuation) of a Change in Law or in circumstances where it considers it reasonably necessary to do so to reflect the intention of the Futures Tracker, including (without prejudice to the generality of the foregoing) changes announced by CBOT relating to the modification, exclusion, inclusion or substitution of any one 10Y Treasury Futures Contracts or any perception among market participants generally that the published price of the relevant 10Y Treasury Futures Contract is inaccurate (and CBOT fails to correct such level), and if it so excludes or substitutes for any 10Y Treasury Futures Contract, then the Index Calculation Agent may adjust the Rules as it determines in good faith to be appropriate to account for such exclusion or substitution on such date(s) selected by the Index Calculation Agent. The Index Calculation Agent is under no obligation to continue the calculation and publication of the Futures Tracker upon the occurrence or existence of a Change in Law, and the Index Calculation Agent may decide to cancel the Futures Tracker if it determines, acting in good faith, that the objective of the Futures Tracker can no longer be achieved.

“Change in Law” means that:

•	the adoption of, or any change in, any applicable law, regulation or rule (including, without limitation, any tax law); or
•	the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the U.S. Commodity and Futures Trading Commission or exchange or trading facility), causes the Index Calculation Agent to determine in good faith, in either case, that (x) it is contrary to such law, rule, regulation or order for any market participants that are brokers or financial intermediaries (individually or collectively) to hold, acquire or dispose of (in whole or in part) any 10Y Treasury Futures Contract or any transaction referencing any 10Y Treasury Futures Contract or, (y) holding a position in any 10Y Treasury Futures Contract or any transaction referencing any 10Y Treasury Futures Contract is (or, but for the consequent disposal or termination thereof, would otherwise be) in excess of any allowable position limit(s) applicable to any market participants that are brokers or financial intermediaries (individually or collectively) under any such law, rule, regulation in relation to such 10Y Treasury Futures Contract traded on any exchange(s) or other trading facility (including, without limitation, CBOT).

PS-23

(c)	Cancellation or Non-publication

If, at any time, CBOT (or any successor exchange):

•	announces that it will make a material change in the definition of any 10Y Treasury Futures Contract or in any other way materially modifies such contract (other than a modification prescribed in the definition of such contract); or
•	permanently cancels any 10Y Treasury Futures Contract and no Successor Futures Contract exists or is otherwise unable or unwilling to publish levels of the 10Y Treasury Futures Contract,

then the Index Calculation Agent may remove such 10Y Treasury Futures Contract from the Futures Tracker and may adjust the Rules as it determines in good faith to be appropriate to account for such change(s) (including, without limitation, selecting a replacement futures contract traded on an equivalent exchange and having similar characteristics to the affected contract and the date of such replacement) on such date(s) as selected by the Index Calculation Agent.

Corrections

If:

•	the Closing Price of any 10Y Treasury Futures Contract as of any date which is published or otherwise made available by or on behalf of CBOT (or any successor exchange) is subsequently corrected and such correction is published or otherwise made available by or on behalf of such 10Y Treasury Futures Contract; or
•	the Index Calculation Agent identifies an error or omission in any of its calculations or determinations in respect of the Futures Tracker,

then the Index Calculation Agent may, if practicable and if it determines, acting in good faith, that such correction, error or omission (as the case may be) is material, adjust or correct the relevant calculation or determination and/or the Tracker Level as of any Tracker Business Day to take into account such correction, if such correction is practicable.

Responsibility of the Index Calculation Agent

The Index Calculation Agent will act in good faith and in a commercially reasonable manner with respect to the performance of its obligations and the exercise of its discretion pursuant to the Rules. While the Rules are intended to be comprehensive, ambiguities may arise. In such circumstances, the Index Calculation Agent will resolve such ambiguities in a reasonable manner and, if necessary, amend the Rules to reflect such resolution.

None of the Index Calculation Agent, any of its affiliates or subsidiaries and any of their respective directors, officers, employees, representatives, delegates or agents (we refer to each as a “Relevant Person”) will have any responsibility to any person (whether as a result of negligence or otherwise) for any determinations made or anything done (or omitted to be determined or done) in respect of the Futures Tracker or any use to which any person may put the Futures Tracker or the Tracker Level. All determinations of the Index Calculation Agent in respect of the Futures Tracker will be final, conclusive and binding, and no person shall be entitled to make any claim against any of the Relevant Persons in respect thereof. Once a determination or calculation is made or any action taken by the Index Calculation Agent in respect of the Futures Tracker, none of the Index Calculation Agent and any other Relevant Person will be under any obligation to revise any determination or calculation made or action taken for any reason.

PS-24

General Terms of Notes

Note Calculation Agent

J.P. Morgan Securities LLC, one of our affiliates, will act as the Note Calculation Agent. The Note Calculation Agent will determine, among other things, the Initial Index Level, the Strike Level, if applicable, the Ending Index Level, the closing level of the Index on each Determination Date, the Index Change or Index Strike Change, as applicable, and the Additional Amount, if any, that we will pay you at maturity as well as whether a Knock-Out Event has occurred (for notes with a Knock-Out Level), whether the Ending Index Level is less than or equal to the Initial Index Level (or Strike Level, if applicable) and, if the notes bear interest, whether a day is an Interest Payment Date and the amount of interest payable, if any, on any Interest Payment Date. In addition, the Note Calculation Agent will determine, among other things:

•	whether a market disruption event has occurred; and
•	whether the Index has been discontinued, whether the method of calculating the Index has changed in a material respect or whether the Index has been otherwise modified so that it does not, in the opinion of the Note Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made and, if applicable, which index to select as a successor index.

All determinations made by the Note Calculation Agent will be at the sole discretion of the Note Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Note Calculation Agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The Note Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be payable at maturity and each Interest Payment Date, if applicable, on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date and each Interest Payment Date, if applicable.

All calculations with respect to the Initial Index Level, the Strike Level, if applicable, the Ending Index Level, the Index Change or Index Strike Change, as applicable, or any Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of any payment on the notes per $1,000 principal amount note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Certain events may prevent the Note Calculation Agent from determining the Index closing level on any Determination Date, or on any of the days specified in the relevant terms supplement for purposes of determining whether a Knock-Out Event, if applicable, has occurred or the Index Change or Index Strike Change, as applicable, and calculating the Additional Amount, if any, that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole.

With respect to the Index or any relevant successor index, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

•	the occurrence or existence of a termination or suspension of, or material limitation or disruption in the trading of the relevant Treasury note futures contract on the relevant exchange, which will not include any time when the relevant exchange is itself closed for trading under ordinary circumstances;
•	the price at any time of the relevant Treasury note futures contract has increased or decreased by an amount equal to the maximum permitted price change set by the relevant exchange;

PS-25

•	a failure by the relevant exchange to calculate and publish the official settlement price of the relevant Treasury note futures contract on any day upon which the official settlement price of that futures contract is scheduled to be calculated and published by the relevant exchange;
•	any event that disrupts or impairs the ability of market participants generally to effect transactions in or obtain market values for the relevant Treasury note futures contract;
•	the closure by the relevant exchange on any day on which the relevant exchange is open for trading during its regular trading session prior to its scheduled closing time, unless such earlier closing time is announced by the relevant exchange at least one hour prior to the actual closing time for the regular trading session on the relevant exchange;
•	the occurrence of a material change in the formula for or the method of calculating the official settlement price of the relevant Treasury note futures; or
•	the occurrence of a material change in the content, composition or constitution of the relevant Treasury note futures,

in each case, as determined by the Note Calculation Agent in its sole discretion; and

•	a determination by the Note Calculation Agent in its sole discretion that the applicable event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For purposes of determining whether a market disruption event with respect to the Index (or any relevant successor index) has occurred, unless otherwise specified in the relevant terms supplement, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or the primary exchange or market for trading in the relevant Treasury note futures contract.

Discontinuation of the Index; Alteration of Method of Calculation

Unless otherwise specified in the relevant terms supplement, if the sponsor of the Index (the “Index Sponsor”) discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the Note Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to in this product supplement as a “successor index”), then the Index closing level on any Determination Date or any other relevant date on which the Index closing level is to be determined will be determined by reference to the level of that successor index published with respect to that day.

Upon any selection by the Note Calculation Agent of a successor index, the Note Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

Unless otherwise specified in the relevant terms supplement, if the Index Sponsor discontinues publication of the Index prior to, and that discontinuation is continuing on, a Determination Date or any other relevant date on which the Index closing level is to be determined, and the Note Calculation Agent determines, in its sole discretion, that no successor index for the Index is available at that time, or the Note Calculation Agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, that Determination Date or other relevant date, then the Note Calculation Agent will determine the Index closing level for that Determination Date or other relevant date on that date. Unless otherwise specified in the relevant terms supplement, the Index closing level will be computed by the Note Calculation Agent in accordance with the formula for and method of calculating the Index

PS-26

or successor index, as applicable, last in effect prior to that discontinuation, using the official settlement price (or, if trading in the relevant Treasury note futures contract has been materially suspended or materially limited, the Note Calculation Agent’s good faith estimate of the official settlement price that would have prevailed but for that suspension or limitation) at the close of the principal trading session on that date of the Treasury note futures contract most recently composing the Index or successor index, as applicable, as well as any Treasury note futures contract required to roll an expiring Treasury note futures contract in accordance with the method of calculating the Index. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or its successor index, as applicable, may adversely affect the value of the notes.

If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that it does not, in the opinion of the Note Calculation Agent, fairly represent the level of the Index or that successor index, as applicable, had those changes or modifications not been made, then the Note Calculation Agent will, at the close of business in New York City on each date on which the Index closing level of the Index or that successor index, as applicable, is to be determined, make such calculations and adjustments as, in the good faith judgment of the Note Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the Index or that successor index, as the case may be, as if those changes or modifications had not been made, and the Note Calculation Agent will calculate the Index closing level of the Index or that successor index, as applicable, with reference to the Index or that successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or that successor index is a fraction of what it would have been if there had been no such modification, then the Note Calculation Agent will adjust its calculation of the Index or that successor index, as applicable, in order to arrive at a level of the Index or that successor index, as applicable, as if there had been no modification.

Events of Default

Under the heading “Description of Debt Securities — Events of Default and Waivers” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be equal to $1,000 (or $1,000 × (1 – Downside Exposure Percentage), if the relevant terms supplement specifies a Downside Exposure Percentage), plus the Additional Amount, which will be calculated as if the date of acceleration were (a) the final Index Valuation Date, (b) if applicable, the final day on which a Knock-Out Event may occur and (c) the Final Disrupted Determination Date with respect to the final Index Valuation Date (if the date of acceleration was a Disrupted Day), which amount will include any accrued and unpaid interest on the notes.

If the notes have more than one Index Valuation Date, then for each Index Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Index Valuation Dates in excess of one) will be the corresponding Index Valuation Dates, unless otherwise specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, upon any acceleration of the notes, any interest will be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which interest was paid.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the Note Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

PS-27

Modification

Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the heading “Description of Notes — Forms of Notes” and in the accompanying prospectus under the heading “Forms of Securities — Book-Entry System.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-28

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes. It applies to you only if you are an initial holder who purchases a note at its issue price for cash and holds it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances or if you are a holder subject to special treatment under the U.S. federal income tax laws, such as:

a financial institution;

a “regulated investment company” as defined in Code Section 851;

a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

a dealer in securities;

a person holding a note as part of a “straddle” or conversion transaction, or who has entered into a “constructive sale” with respect to a note;

a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

a trader in securities who elects to apply a mark-to-market method of tax accounting; or

a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein, possibly with retroactive effect. The effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

The following discussion does not apply to notes with a Fixed Payment. The tax consequences of an investment in these notes will be described in the relevant terms supplement.

Tax Treatment of the Notes

The tax treatment of the notes for U.S. federal income tax purposes will depend upon the facts at the time of the relevant offering. The following discussion applies to notes properly treated as indebtedness for U.S. federal income tax purposes, which will be the case for all notes unless otherwise stated in an applicable terms supplement. We expect to treat notes that have a term of more than one year as “contingent payment debt instruments,” as described below.

At the time of the relevant offering, we may seek an opinion of counsel regarding the tax consequences of owning and disposing of the notes. In this event, whether or not counsel is able to opine regarding the correctness of the treatment we intend to apply to a particular offering of notes, we generally expect that counsel will be able to opine that the tax consequences described in the applicable sections below are the material tax consequences of owning and disposing of the notes if that treatment is respected, as well as material tax consequences that may apply if it is not

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respected. Unless otherwise indicated in the relevant terms supplement, we expect that counsel will not be able to opine regarding issues identified below as uncertain unless and except to the extent that a treatment is described below as one that more likely than not should apply. The following discussion assumes that the treatment of the notes as indebtedness and, in the case of notes with a term of more than one year, as contingent payment debt instruments, is respected, except where otherwise indicated. The relevant terms supplement may indicate other issues applicable to a particular offering of notes.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

a citizen or individual resident of the United States;

a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Notes with a Term of Not More than One Year

If the term of the notes (including either the issue date or the last possible date that the notes could be outstanding, but not both) is not more than one year, the notes will be “short-term obligations.” Generally, a short-term obligation is treated for U.S. federal income tax purposes as issued at a discount equal to the difference between the payments due thereon and the instrument’s issue price, and this discount is treated as interest income when received or accrued, in accordance with the owner’s method of tax accounting. There is no authority, however, regarding the accrual of discount on short-term obligations, such as the notes, that provide for contingent payments, and no ruling will be requested from the IRS with respect to the notes. As a result, several aspects of the U.S. federal income tax consequences of an investment in these notes are uncertain, as discussed below.

Tax Treatment Prior to Maturity. If you are a cash-method holder, you will not be required to recognize income with respect to the notes prior to maturity, other than with respect to amounts received as stated interest, if any, or received pursuant to a sale or exchange, as described below. You may, however, elect to accrue discount into income on a current basis, in which case you would be subject to the rules described in the following paragraph. Generally, an owner of a short-term obligation that does not make this election is required to defer deductions with respect to any interest paid on indebtedness incurred to purchase or carry the short-term obligation, to the extent of accrued discount that the owner has not yet included in income (or accounted for in connection with a sale or exchange of the obligation). As noted above, however, there is no authority regarding the accrual of discount on short-term obligations such as the notes. It is therefore unclear how, if at all, the rules regarding deferral of interest deductions would apply to your notes.

Generally, accrual-method owners and certain other owners of a short-term obligation (including electing cash-method owners) are required to accrue discount on the obligation into income on a straight-line basis. As noted above, however, there is no authority regarding the accrual of discount on short-term obligations such as the notes. Consequently, the timing and amounts of the discount to be accrued on these notes is generally unclear. If the overall amount of discount that will be received has become fixed (or the likelihood of this amount not being a fixed amount has become remote) prior to maturity, it is more likely than not that the amount of discount to be accrued will be determined based on the fixed amount. A payment of stated interest on a note, if any, generally must be accrued when the amount of that interest payment becomes fixed.

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Tax Treatment upon Sale, Exchange or Redemption. Upon a sale or exchange of a note (including redemption at maturity), you will recognize gain or loss in an amount equal to the difference between the amount you receive and your adjusted basis in the note. Your adjusted basis in the note will equal the amount you paid to acquire the note, increased by any discount that you have previously included in income but not received. The amount of any resulting loss will be treated as a capital loss. A loss may be subject to special reporting requirements if it exceeds certain thresholds, although this is unclear. Gain resulting from redemption at maturity should be treated as ordinary interest income.

Generally, in the case of a cash-method owner of a short-term obligation who has not elected an accrual method of accounting, gain recognized on a sale or exchange prior to maturity is treated as ordinary interest income in an amount not exceeding the accrued but unpaid discount. As noted above, however, there is no authority regarding the accrual of discount on short-term obligations such as the notes. If the overall amount of discount that will be received at maturity has become fixed (or the likelihood of this amount not being a fixed amount has become remote) prior to the sale or exchange, it is more likely than not that the portion of a cash-method U.S. Holder’s gain on the sale or exchange that will be treated as accrued discount (and, therefore, taxed as interest income) will be determined based on the fixed amount. If you are a cash-method U.S. Holder, any portion of gain attributable to fixed but unpaid stated interest will be treated as interest income to you.

Generally, in the case of an owner of a short-term obligation that is subject to an accrual method of accounting, gain recognized on a sale or exchange is short-term capital gain, because accrued discount will already have been included in the owner’s income. As noted above, however, there is no authority regarding the accrual of discount on short-term obligations such as the notes. Consequently, there is uncertainty regarding what portion, if any, of gain recognized upon the sale or exchange prior to maturity of a note subject to an accrual method of accounting will be treated as short-term capital gain. Notwithstanding this uncertainty, an owner of notes subject to an accrual method of accounting will recognize interest income no later than, and in an amount not less than, if the notes were subject to cash-method accounting.

Notes with a Term of More than One Year

If the term of the notes (including either the issue date or the last possible date that the notes could be outstanding, but not both) is more than one year, we generally expect that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes and the remainder of this discussion so assumes. These notes will be subject to the original issue discount (“OID”) provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income the OID on the notes as described below.

We are required to determine a “comparable yield” for the notes. The comparable yield is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the notes representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

Unless otherwise provided in the relevant terms supplement, we will provide, and you may obtain, the comparable yield for a particular offering of notes, and the related projected payment schedule, in the final terms supplement for these notes, which we will file with the SEC.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s), if any, that we will pay on the notes.

For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of your notes, unless you timely disclose and justify the use of other estimates to the IRS. Regardless of your method of tax accounting, you will be required to accrue as interest income OID

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on your notes in each taxable year at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment(s) on the notes during the year (as described below).

In addition to interest accrued based upon the comparable yield as described above, you will be required to recognize interest income equal to the amount of any net positive adjustment, i.e., the excess of actual payments over projected payments, in respect of a note for a taxable year. A net negative adjustment, i.e., the excess of projected payments over actual payments, in respect of a note for a taxable year:

will first reduce the amount of interest in respect of the note that you would otherwise be required to include in income in the taxable year; and

to the extent of any excess, will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the note exceeds the total amount of your net negative adjustments treated as ordinary loss on the note in prior taxable years.

A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code, and therefore can be deducted against other income such as employment income and interest income. Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale or exchange of the note (including redemption at maturity).

Upon a sale or exchange of a note, you generally will recognize taxable income or loss equal to the difference between the amount received from the sale, exchange or redemption and your adjusted tax basis in the note. Your adjusted tax basis in the note will equal the amount you paid to acquire the note, increased by the amount of interest income previously accrued by you in respect of the note (determined without regard to any of the positive or negative adjustments to interest accruals described above) and decreased by the amount of any prior projected payments in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. As with net negative adjustments, these ordinary losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you might be required to file a disclosure statement with the IRS, although this is uncertain.

In the case of notes with a Knock-Out feature, if a Knock-Out Event occurs during the term of the notes, your payment at maturity will become fixed, and special rules might apply. In the case of notes with a Knock-Out feature and no scheduled payments prior to maturity, you would be required to account for the difference between the originally projected payment at maturity and the fixed payment at maturity in a reasonable manner over the period to which the difference relates. In addition, you would be required to make adjustments to, among other things, your accrual periods and your adjusted basis in your notes. The character of any gain or loss on a sale or exchange of your notes would also be affected. Additional details regarding this issue may be provided in the relevant terms supplement for notes with a Knock-Out feature that provide for scheduled payments prior to maturity.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

a nonresident alien individual;

a foreign corporation; or

a foreign estate or trust.

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You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a note.

Income and gain from a note will be exempt from U.S. federal income tax (including withholding tax) if you provide a properly completed IRS Form W-8BEN and these amounts are not effectively connected with your conduct of a U.S. trade or business.

If you are engaged in a U.S. trade or business and if income or gain from a note is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), although exempt from the withholding tax discussed above, you generally will be taxed in the same manner as a U.S. Holder. You will not be subject to withholding if you provide a properly completed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Recent Legislation

Recent legislation as modified by published guidance from Treasury and the IRS, including recently proposed regulation, generally would impose a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to, among other things, debt instruments issued after December 31, 2012, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8BEN) have been satisfied. Pursuant to the published guidance, this legislation would apply to payments of interest made after December 31, 2013 and to payments of gross proceeds of the sales of debt instruments made after December 31, 2014. These rules would apply to payments on, and gross proceeds from the sales of, a note issued after December 31, 2012.

Federal Estate Tax

If you are an individual Non-U.S. Holder, your notes will not be treated as U.S. situs property subject to U.S. federal estate tax, provided that your income from the notes is not then effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

Interest (including OID) accrued or paid on your notes and the proceeds received from a sale or exchange of your notes will be subject to information reporting unless you are an exempt recipient. You may also be subject to backup withholding on payments in respect of your notes unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

     THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

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Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities LLC, as agent (an “Agent” or “JPMS”), and certain other agents that are or may become party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with JPMS, the “Agents”), JPMS has agreed and any additional Agents will agree to use reasonable efforts to solicit offers to purchase the principal amount of notes set forth in the cover page of the relevant terms supplement. We will have the sole right to accept offers to purchase the notes and may reject any offer in whole or in part. Each Agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an Agent, in connection with sales of these notes resulting from a solicitation that Agent made or an offer to purchase the Agent received, a commission as set forth in the relevant terms supplement. An Agent will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement.

We may also sell notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale as disclosed in the relevant terms supplement. That Agent may resell notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that Agent determines and as we will specify in the relevant terms supplement. An Agent may offer the notes it has purchased as principal to other dealers. That Agent may sell the notes to any dealer at a discount and, unless otherwise specified in the relevant terms supplement, the discount allowed to any dealer will not be in excess of the discount that Agent will receive from us. After the initial public offering of notes that the Agent is to resell on a fixed public offering price basis, the Agent may change the public offering price, concession and discount.

Our affiliates, including JPMS, may use this product supplement no. 24-I and the accompanying prospectus supplement, prospectus or terms supplement in connection with offers and sales of the notes in the secondary market. JPMS or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

Unless otherwise specified in the relevant terms supplement, there is currently no public trading market for the notes. In addition, unless otherwise specified in the relevant terms supplement, we have not applied and do not intend to apply to list the notes on any securities exchange or to have the notes quoted on a quotation system. JPMS may act as a market maker for the notes. However, JPMS is not obligated to do so and may discontinue any market-making in the notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive if you sell your notes will be favorable.

In connection with an offering of the notes, JPMS may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for JPMS. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If JPMS engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Certain of the Agents engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

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No action has been or will be taken by us, JPMS or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 24-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 24-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed that it will not offer or sell the notes in any non-U.S. jurisdiction (i) if that offer or sale would not be in compliance with any applicable law or regulation or (ii) if any consent, approval or permission is needed for that offer or sale by that Agent or for or on our behalf, unless the consent, approval or permission has been previously obtained. We will have no responsibility for, and the applicable Agent will obtain, any consent, approval or permission required by that Agent for the subscription, offer, sale or delivery by that Agent of the notes, or the distribution of any offering materials, under the laws and regulations in force in any non-U.S. jurisdiction to which that Agent is subject or in or from which that Agent makes any subscription, offer, sale or delivery. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

Conflicts of Interest

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The underwriting arrangements for an offering of the notes will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated Agent of ours may make sales in an offering of the notes to any of its discretionary accounts without the specific written approval of the customer.

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Notice to Investors

We will offer to sell, and will seek offers to buy, the notes only in jurisdictions where offers and sales are permitted. None of the accompanying prospectus supplement and prospectus, this product supplement no. 24-I and the terms supplement (each, a “Disclosure Document” and, collectively, the “Disclosure Documents”) will constitute an offer to sell, or a solicitation of an offer to buy, the notes by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of any Disclosure Document nor any sale made thereunder implies that our affairs have not changed or that the information in any Disclosure Document is correct as of any date after the date thereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of the Disclosure Documents and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make those purchases, offers or sales.

Argentina

The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including, but not limited to, personal offerings, written materials, advertisements, the internet or the media, in circumstances that constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	Targeted investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.
(ii)	Investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.
(iii)	The number of contacted investors should be relatively small.
(iv)	Investors should receive complete and precise information on the proposed investment.
(v)	Any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.
(vi)	The documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.
(vii)	The aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.
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The Bahamas

The notes will not be offered or sold in or into The Bahamas except in circumstances that do not constitute a “public offering” according to the Securities Industry Act, 1999. The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas. Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

The Disclosure Documents have not been and will not be registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to the Disclosure Documents to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, including the Disclosure Documents, as well as the information contained therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

The Disclosure Documents and the notes have not been and will not be registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of the Disclosure Documents. The notes will not be offered or sold, directly or indirectly, in the Cayman Islands.

Chile

The Agents, we and the notes have not been and will not be registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes will not be offered or sold within Chile or to, or for the account of benefit of, persons in Chile, except in circumstances that will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

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None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances that will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

The notes will be sold only to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;
(ii)	to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;
(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and
(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and that it has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia). Therefore, the notes will not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to:

(i)	any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements;
(ii)	any offer or sale of the notes at offices or branches open to the public;
(iii)	use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or
(iv)	use (a) non-solicited emails or (b) email distribution lists to market the notes.
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The Disclosure Documents are for your sole and exclusive use, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant thereto and represent that you are the sole liable party for full compliance with those laws and regulations.

El Salvador

The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known any Disclosure Document in the territory of El Salvador through any mass media communication such as television, radio, press or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, that are not directed to the Salvadoran public. The offering of the notes will not be registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador will be negotiated only on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and will, in any event, be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it will not make an offer of the notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

(i)	at any time to any legal entity that is a qualified investor as defined in the Prospectus Directive;
(ii)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Agent; or
(iii)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no offer of notes will require us or any Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

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This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

Hong Kong

Each Agent has represented and agreed that:

(i)	it will not offer or sell in Hong Kong, by means of any document, the notes (except for notes which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong) other than (a) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance; or (b) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or that do not constitute an offer to the public within the meaning of that Ordinance; and
(ii)	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes that is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Jersey

Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of the notes that would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

The notes have not been and will not be registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. The Disclosure Documents may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

Each Agent has represented and agreed that with effect from and including January 1, 2012, it will not make an offer of notes that are the subject of the offering contemplated by the Disclosure Documents to the public in The Netherlands in reliance on Article 3(2) of the Prospectus Directive if and to the extent article 5:20(5) of the Dutch Financial Supervision Act (Wet op het financieel toezicht, the “DFSA”) will be applied, unless such offer is made exclusively to qualified investors in The Netherlands as defined in the Prospectus Directive, provided that no offer of the notes will require us or any Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expressions (i) an “offer of notes to the public” in The Netherlands; and (ii) “Prospectus Directive” have the meaning given to them above under the section entitled “European Economic Area.”

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Panama

The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

The notes have not been and will not be registered with or approved by the regulator of the Peruvian securities market or the stock exchange. Accordingly, the notes will be offered only to institutional investors (as defined by the Peruvian Securities Market Law — “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 — Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

None of the Disclosure Documents has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Disclosure Documents and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person, which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust will not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Switzerland

The Disclosure Documents are not intended to constitute an offer or solicitation to purchase or invest in the notes described therein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither the Disclosure Documents nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or the Swiss Collective Investment Scheme Act, and neither the Disclosure Documents nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

PS-41

Neither the Disclosure Documents nor any other offering or marketing material relating to us, the offering or the notes have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority (FINMA), and investors in the notes will not benefit from protection or supervision by any such authority.

United Kingdom

Each Agent has represented and agreed that:

(a)	in relation to any notes that have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Issuer;
(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and we will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

The notes will not be registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and will not be publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

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Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless statutory or administrative exemptive relief were available.

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) it is not a Plan and its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

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Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the notes, (B) the purchaser or holder’s investment in the notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the notes;
(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the notes and (B) all hedging transactions in connection with our obligations under the notes;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment is appropriate for, or meets all relevant legal requirements with respect to investments by, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

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ANNEX A

The J.P. Morgan
Futures Tracker Series

28 January 2010
© All Rights Reserved

THE J.P. MORGAN FUTURES TRACKER SERIES
RULES

PART A

1.	Introduction

This document comprises the rules (the “Rules”) of the J.P. Morgan Futures Tracker Series, a family of notional rule-based strategies (each such strategy a “Futures Tracker” and together, the “Futures Trackers”). The Rules may be amended from time to time at the discretion of J.P. Morgan Securities Ltd. (“JPMSL”) in its capacity as Calculation Agent. The Rules will be re-published no later than one calendar month following amendment to reflect any such changes. Copies of the current Rules are available from JPMSL upon request.

Part A of the Rules sets out general information applicable to each Futures Tracker, such as the calculation algorithms which are applicable to all Futures Trackers). Specific information pertaining to each Futures Tracker, including, for example, the name of the Base Underlying, Futures Tracker Currency, Tracker Business Days are set out in the appendices of Part B.

This document is published by JPMSL of 125 London Wall, London EC2Y 5AJ, UK in its capacity as Calculation Agent.

ALL PERSONS READING THIS DOCUMENT SHOULD REFER TO THE RISK FACTORS, DISCLAIMERS AND CONFLICTS SECTIONS BELOW AND CONSIDER THE INFORMATION CONTAINED IN THIS DOCUMENT IN LIGHT OF SUCH RISK FACTORS, DISCLAIMERS AND CONFLICTS.

NOTHING IN THESE RULES CONSTITUTES AN OFFER TO BUY OR SELL ANY SECURITIES, PARTICIPATE IN ANY TRANSACTION OR ADOPT ANY INVESTMENT STRATEGY OR LEGAL, TAX, REGULATORY OR ACCOUNTING ADVICE.

2.	General Notes on the Futures Tracker

Each Futures Tracker is a notional dynamic strategy that aims to replicate the returns of a long position in the near month listed futures contract (each a “Futures Contract” and together the “Futures Contracts”) on a specific underlying (the “Base Underlying”) traded on the Relevant Exchange. A futures contract is a standardized contract traded on an exchange to buy or sell a standard quantity of an asset at a specific date in the future (such date being its expiry date), at a price specified today. Each Futures Contract is identified by its expiry date.

On each Tracker Business Day, each Futures Tracker shall be notionally invested in the nearest listed expiry Futures Contract (the “Near Futures Contract”). It shall maintain this exposure until several Tracker Business Days before the expiry date of such Near Futures Contract (such date being the “Re-weighting Date”). On and after the Re-weighting Date, it shall then be notionally invested in the Futures Contract expiring after the Near Futures Contract expiry date (the “Far Futures Contract”). For the avoidance of doubt, on any Tracker Business Day after the Near Futures Contract expiry date, the Far Futures Contract becomes the Near Futures Contract.

No assurance can be given that the investment strategy used to construct the Futures Tracker will be successful or that the Futures Tracker will outperform any alternative basket or strategy that might be constructed from the Futures Contracts.

Subject to the occurrence of Market Disruption Events, the level of the Futures Tracker (the “Tracker Level”) will be calculated by the Calculation Agent on each Tracker Business Day to an accuracy of two decimal places. The Tracker Level is calculated in its relevant currency (the “Futures Tracker Currency”) in accordance with the methodology set out in Section 7 (the Futures Tracker Level).

The Futures Tracker is described as a notional basket of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Futures Tracker merely references certain assets, the performance of which will be used as a reference point for calculating the Tracker Level.

3.	Calculation Agent

JPMSL or any affiliate or subsidiary designated by it will act as calculation agent (the “Calculation Agent”) for the Futures Tracker. The Calculation Agent’s determinations in respect of the Futures Tracker and interpretation of these Rules are final. Further information is contained in the statement of responsibility set out in Section 11 (Responsibility) below.

4.	The Futures Contracts

In respect of each Futures Tracker, there are typically 4 listed Futures Contracts per calendar year over the Base Underlying. The exact number of Futures Contracts per calendar year (the “Number of Contracts p.a.”) is specified in Part B of the Rules.

Each Futures Contracts has a specific expiry date (the “Expiry Date” and together, the “Expiry Dates”) specified in Part B.

5.	Initial Composition of the Futures Tracker

Each Futures Tracker has a base date (the “Base Date”) which is the date on which the Futures Tracker comprised a notional investment of one contract in the relevant Near Futures Contract in respect of such date.

The composition of each of the Futures Trackers has been and will be adjusted in accordance with the methodology described in the remainder of these Rules.

6.	Futures Tracker Rebalancing

Unless a Market Disruption Event has occurred and is continuing, the Futures Tracker will be rebalanced on the relevant Re-weighting Date.

7.	Futures Tracker Level

Unless a Market Disruption Event has occurred and is continuing, the level of the Futures Tracker will be calculated by the Calculation Agent on each Tracker Business Day.

On the Base Date, the Tracker Level was equal to the initial tracker level (the “Initial Tracker Level”) and the Exposure ( E0 ) was set at 1. On each Tracker Business Day t from, but excluding, Re-weighting Date k to, and including, the next following Re-weighting Date k+1, the Tracker Level is calculated by the Calculation Agent in accordance with the following formula:

Trackerk,t = Ek × Futurek+1,t

where:

Trackerk,t	means the Tracker Level on Tracker Business Day t;

Futurek+1,t	means the Closing Price on Tracker Business Day t of the Futures Contract that expires on the first Expiry Date to occur following Re-weighting Date k+1; and

Ek	means the Exposure of the Futures Tracker on Re-weighting Date k immediately preceding Tracker Business Day t calculated as:

where:

Futurek	means the Closing Price on Re-weighting Date k of the Futures Contract that expires on the first Expiry Date to occur following Re-weighting Date k;

Futurek+1	means the Closing Price on Re-weighting Date k of the Futures Contract that expires on the first Expiry Date to occur following Re-weighting Date k+1; and

A	is the Adjustment Factor (as specified in Part B), provided that, were any hypothetical holder of Futurek required, relative to Reweighting Datek-1, to incur an increased (or decreased) cost or amount of tax, duty, expense or fee to acquire, establish, re-establish, substitute, maintain, unwind or dispose of the relevant Futures Contract to synthetically hedge the Tracker Level, then such additional amount shall be deemed to have been added (or deducted) to the level of the Adjustment Factor on Re-weighting Datek.

Unless a Market Disruption Event has occurred and is continuing, the Tracker Level will be published in respect of each Tracker Business Day by the Calculation Agent on the relevant Price Source.

8.	Market Disruption

8.1	On a Re-weighting Date

If any Re-weighting Date is a Disrupted Day in respect of any relevant Futures Contract (each such Futures Contract for these purposes, an “Affected Futures Contract”), then the relevant Re-weighting Date for the Affected Futures Contract shall be deemed to be the first following Dealing Day for the Affected Futures Contract which is not a Disrupted Day, unless the four Dealing Days for an Affected Futures Contract immediately following the day originally scheduled to be the Re-weighting Date are Disrupted Days for such Affected Futures Contract, in which case the fourth Dealing Day following the day originally scheduled to be the relevant Re-weighting Date shall be deemed to be the relevant Re-weighting Date (notwithstanding that it is a Disrupted Day in respect of the Affected Futures Contract), and the Calculation Agent shall re-weight the Futures Tracker acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate.

8.2	On a Tracker Business Day

Notwithstanding Section 8.1, if any Tracker Business Day is a Disrupted Day for any relevant Futures Contract, the Calculation Agent may either:

(a)	calculate its good faith estimate of the Tracker Level for such Tracker Business Day, using its good faith estimate of the level of the Affected Futures Contract. Any such estimated level may be subject to correction on the first succeeding Tracker Business Day which is not a Disrupted Day in respect of any Affected Futures Contract; or

(b)	suspend the calculation and publication of the Tracker Level until the first succeeding Tracker Business Day which is not a Disrupted Day in respect of any relevant Futures Contract.

9.	Extraordinary Events

9.1	Successor Futures Contract

If any Futures Contract is:

(a) not calculated and quoted by the Relevant Exchange but by a successor exchange acceptable to the Calculation Agent; or

(b) replaced by a successor futures contract using, in the determination of the Calculation Agent, the same or substantially similar formula and method of calculation as used in the calculation of the relevant Futures Contract, then in each case that successor futures contract (the “Successor Futures Contract”) shall replace the relevant Futures Contract with effect from a date determined by the Calculation Agent who may make such adjustment to these Rules, as it determines in good faith is appropriate, to account for such change.

9.2	Material change to Futures Contracts

Without prejudice to the ability of the Calculation Agent to amend the Rules (see Section 1), the Calculation Agent may, acting in good faith and in a commercially reasonable manner:

(a)	exclude; or

(b)	substitute,

any Futures Contract following the occurrence (and/or continuation) of a Change in Law or in circumstances where it considers it reasonably necessary to do so to reflect the intention of the Futures Tracker, including (without prejudice to the generality of the foregoing) changes announced by the Relevant Exchange relating to the modification, exclusion, inclusion or substitution of any one Futures Contracts or any perception among market participants generally that the published price of the relevant Futures Contract is inaccurate (and the Relevant Exchange fails to correct such level), and if it so excludes or substitutes for any Futures Contract, then the Calculation Agent may adjust the Rules as it determines in good faith to be appropriate to account for such exclusion or substitution on such date(s) selected by the Calculation Agent. The Calculation Agent is under no obligation to continue the calculation and publication of any Futures Tracker upon the occurrence or existence of a Change in Law; and the Calculation Agent may decide to cancel any Futures Tracker if it determines, acting in good faith, that the objective of the relevant Futures Tracker can no longer be achieved.

9.3	Cancellation or non-publication

If, at any time, any Relevant Exchange:

(a)	announces that it will make a material change in the definition of any Futures Contract or in any other way materially modifies such contract (other than a modification prescribed in the definition of such contract); or

(b)	(i) permanently cancels any Futures Contract and no Successor Futures Contract exists or (ii) is otherwise unable or unwilling to publish levels of the Futures Contract,

then the Calculation Agent may remove such futures contract from the Futures Tracker and may adjust the Rules as it determines in good faith to be appropriate to account for such change(s) (including, without limitation, selecting (a) a replacement underlying futures contract traded on an equivalent exchange and having similar characteristics to the Affected Contract; and (b) the date of such replacement) on such date(s) as selected by the Calculation Agent.

10.	Corrections

If (i) the Closing Price of any Futures Contract as of any date which is published or otherwise made available by or on behalf of the Relevant Exchange is subsequently corrected and such correction is published or otherwise made available by or on behalf of such Futures Contract; or (ii) the Calculation Agent identifies an error or omission in any of its calculations or determinations in respect of the Futures Tracker, then the Calculation Agent may, if practicable and the Calculation Agent determines acting in good faith that such correction, error or omission (as the case may be) is material, adjust or correct the relevant calculation or determination and/or the Tracker Level as of any Tracker Business Day to take into account such correction, if such correction is practicable.

11.	Responsibility

The Calculation Agent shall act in good faith and in a commercially reasonable manner with respect to the performance of its obligations and the exercise of its discretions pursuant to these Rules.

Whilst these Rules are intended to be comprehensive, ambiguities may arise. In such circumstances, the Calculation Agent will resolve such ambiguities in a reasonable manner and, if necessary, amend these Rules to reflect such resolution.

Neither the Calculation Agent nor any or its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents (each a “Relevant Person”) shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determinations made or anything done (or omitted to be determined or done) in respect of the Futures Tracker and any use to which any person may put the Futures Tracker or the Tracker Level. All determinations of the Calculation Agent in respect of the Futures Tracker shall be final, conclusive and binding and no person shall be entitled to make any claim against any of the Relevant Persons in respect thereof. Once a determination or calculation is made or action taken by the Calculation Agent in respect of the Futures Tracker, neither the Calculation Agent or any other Relevant Person shall be under any obligation to revise any determination or calculation made or action taken for any reason.

12.	Information specified in Part B

In respect of each Futures Tracker, the following items are listed in Part B:

  Additional Risk Factors, if applicable
  The Adjustment Factor
  The Base Date
  The Expiry Date for each Futures Contract (and table)
  The Futures Tracker Currency
  The Initial Tracker Level
  The name of the Base Underlying
  The Number of Contracts p.a.
  The Official Settlement Price
  The Price Source
  The Relevant Exchange
  The Re-weighting Date

[REST OF THIS PAGE LEFT INTENTIONALLY BLANK]

Definitions

Terms not otherwise defined herein, shall have the following meanings:

“Adjustment Factor”	see Part B;
“Base Date”	see Part B;
“Base Underlying”	see Part B;
“Calculation Agent”	see Section 3;
“Change in Law”	means:
(a) due to:
(i) the adoption of, or any change in, any applicable law, regulation or rule (including, without limitation, any tax law); or
(ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the U.S. Commodity and Futures Trading Commission or exchange or trading facility), in each case, the Calculation Agent determines in good faith that (x) it is contrary to such law, rule, regulation or order for any market participants that are brokers or financial intermediaries (individually or collectively) to hold, acquire or dispose of (in whole or in part) any Futures Contract or any transaction referencing any Futures Contract or, (y) holding a position in any Futures Contract or any transaction referencing any Futures Contract is (or, but for the consequent disposal or termination thereof, would otherwise be) in excess of any allowable position limit(s) applicable to any market participants that are brokers or financial intermediaries (individually or collectively) under any such law, rule, regulation in relation to such Futures Contract traded on any exchange(s) or other trading facility (including, without limitation, any relevant Exchange); or
(b) the occurrence or existence of any:
(i) suspension or limitation imposed on trading commodities futures contracts (including, without limitation the Futures Contracts); or
(ii) any other event that causes trading in commodity futures contracts (including, without limitation, the Futures Contracts) to cease;
“Closing Price”	means, in respect of a Futures Contract and a Dealing Day, the Official Settlement Price;
“Dealing Day”	means, in respect of a Futures Contract, a day upon which the Official Settlement Price for such Futures Contract is, or but for the occurrence of a Market Disruption Event would have been, scheduled to be calculated and published by the Relevant Exchange;

“Disrupted Day”	means, in respect of a Futures Contract, a Dealing Day on which a Market Disruption Event occurs or exists;
“Early Closure”	means the closure on any Tracker Business Day of the Relevant Exchange prior to its scheduled closing time unless such earlier closing time is announced by such exchange(s) at least one hour prior to the actual closing time for the regular trading session on such exchange(s) on such Tracker Business Day;
“Exchange Disruption”	means any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures (including, without limitation, the Futures Contracts) or options contracts relating to the Base Underlying on any Relevant Exchange;
“Expiry Date”	see Part B;
“Far Futures Contracts”	see Section 2;
“Futures Contracts”	see Part B;
“Futures Tracker Currency”	means, in respect of a Futures Contract, the currency in which such Futures Contract is reported, as specified in respect of such Futures Contract in Part B;
“JPMSL”	means J.P. Morgan Securities Ltd.;
“Market Disruption Event”	means, in respect of a Futures Contract and a Dealing Day, a failure by the Relevant Exchange to calculate and publish the Closing Price for the Futures Contract on such Dealing Day, or any event that, in the determination of the Calculation Agent, disrupts or impairs the ability of market participants generally to effect transactions in or obtain market values for such Futures Contract. Such events may include, but not be limited to, the occurrence of any of a Trading Disruption, Exchange Disruption or Early Closure;
“Near Futures Contract”	see Section 2;
“Number of Contracts p.a.”	see Part B;
“Official Settlement Price”	see Part B;
“Price Source”	see Part B;
“Relevant Exchange”	see Part B;
“Re-weighting Date”	see Part B;
“Rules”	means this document, as may be supplemented, amended or restated from time to time;
“Successor Futures Contract”	see Section 9.1;
“Tracker Business Day”	means a day on which the Relevant Exchange is open for trading during its regular trading session;
“Tracker Level”	see Sections 2 and 7; and
“Trading Disruption”	means any suspension of or limitation imposed on trading by the Relevant Exchange or otherwise and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange or otherwise in futures (including, without limitation, the Futures Contracts) or options contracts relating to the Base Underlying on any Relevant Exchange.

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Risk Factors

The following list of risk factors does not purport to be a complete enumeration or explanation of all the risks associated with each of the Futures Trackers.

(a)   Proprietary and Rules-Based Trading Strategy

The Futures Tracker follows a notional rules-based proprietary trading strategy that operates on the basis of predetermined rules. Accordingly, potential investors in financial products which are linked to the performance of the Futures Tracker should determine whether those rules as described in the Rules of the Futures Tracker are appropriate in light of their individual circumstances and investment objectives.

No assurance can be given that the investment strategy on which the Futures Tracker is based will be successful or that the Futures Tracker will outperform any alternative strategy that might be employed in respect of the Futures Contracts.

(b)   Notional Exposures

The Futures Tracker comprises notional assets and liabilities. The exposures to the Futures Contracts are purely notional and will exist solely in the records maintained by or on behalf of the Calculation Agent. Consequently, investors in financial products which are linked to the performance of the Futures Tracker will not have any claim against any of the reference assets which comprise the Futures Tracker. The Futures Tracker tracks returns of a Futures Contract and as such constitutes an unfunded investment.

(c)   Lack of Operating History

The Futures Tracker is only recently established and therefore has no history to evaluate its likely performance. Any back-testing or similar analysis performed by any person in respect of the Futures Tracker must be considered illustrative only and may be based on estimates or assumptions not used by the Calculation Agent when determining the Tracker Level of the Futures Tracker.

Past performance should not be considered indicative of future performance.

(d)   Market Risks

The performance of the Futures Tracker is dependent on the performance of the relevant Futures Contract. As a consequence, investors in financial products the return of which is linked to the Futures Tracker should appreciate that their investment is exposed to the price performance of the Futures Contracts.

A futures contract often displays on any given day considerably higher volatility than an index comprising equities such as the Base Underlying and investors should be willing to accept additional risks such as increased volatility, futures contract liquidity and supply and demand factors. These factors are likely to influence the Tracker Level, whereas such factors may not be relevant in respect of the level or volatility of the Base Underlying. The exposure of the Futures Tracker to the relevant Futures Contract is affected by the roll return. Additionally, the Tracker Level is affected by the magnitude of the Adjustment Factor.

Generally, futures contracts are often less liquid than the Base Underlying.

(e)   Extraordinary Events

Following the occurrence of certain extraordinary events as described in Section 9 of the Rules, with respect to a Futures Contract, the affected Futures Contract may be replaced by a substitute Futures Contract. Such substitution may have a material effect on the economics of the Futures Tracker.

(f)   Calculation Agent Discretion

The Rules of the Futures Tracker confer on the Calculation Agent discretion in making certain determinations and calculations from time to time. The exercise of such discretion in the making of calculations and determinations may adversely affect the performance of the Futures Tracker. Without limitation to the generality of the foregoing, the Calculation Agent has a discretion in relation to the calculation of the Tracker Level in the event of a Market Disruption Event.

(g)   Potential Conflicts of Interest

Potential conflicts of interest may exist in the structure and operation of the Futures Tracker and in the course of the normal business activities of JPMorgan or any of its affiliates or subsidiaries or their respective directors, officers, employees, representatives, delegates or agents. Further information is set out in the disclaimer below.

The foregoing list of risk factors is not intended to be exhaustive. All persons should seek such advice as they consider necessary from their professional advisors, legal, tax or otherwise, without reliance on the Calculation Agent or any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents.

Notices, Disclaimers and Conflicts of Interest

These Rules have been prepared solely for informational purposes and nothing in these Rules constitutes an offer to buy or sell any securities, participate in any transaction or adopt any investment Index or as legal, tax, regulatory, financial or accounting advice. These Rules may change at any time without prior notice.

Neither the Calculation Agent nor any of its affiliates or subsidiaries or their respective directors, officers, employees, representatives, delegates or agents (each a “Relevant Person”) make any representation or warranty, whatsoever, express or implied, as to the results that may be obtained through the use of this document or the Futures Tracker. Each Relevant Person hereby expressly disclaims, to the fullest extent permitted by law, all warranties of accuracy, completeness, merchantability, or fitness for a particular purpose with respect to any information contained in this document and no Relevant Person shall have any liability (direct or indirect, special, punitive consequential or otherwise) to any person even if notified of the possibility of any such damages.

The Calculation Agent is under no obligation to continue the calculation, publication and dissemination of the Futures Tracker or the Tracker Level.

During the course of their normal business, the Calculation Agent or any of the other Relevant Persons may (i) enter into or promote, offer or sell transactions or investments (structured or otherwise) linked to the Futures Tracker. In addition, any Relevant Person may have, or may have had, interests or positions, or may buy, sell or otherwise trade positions in or relating to the Futures Tracker, or may invest or engage in transactions with other persons, or on behalf of such persons relating to such contracts. Such activity may or may not have an impact on the Tracker Level but all persons reading this document should be aware that a conflict of interest could arise where anyone is acting in more than one capacity, and such conflict may have an impact, positive or negative on the Tracker Level. Neither the Calculation Agent nor any other Relevant Person has any duty to consider the circumstances of any person when participating in such transactions or to conduct themselves in a manner that is favourable to anyone with exposure to the Futures Tracker.

The Rules have been developed with the possibility of the Calculation Agent or any of the other Relevant Persons entering into or promoting, offering or selling transactions or investments (structured or otherwise) linked to the Futures Tracker and hedging such transactions or investments in any manner that they see fit.

As mentioned above, the Futures Tracker is synthetic index because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Futures Tracker merely identifies certain reference assets, the performance of which will be used as a reference point calculating the Tracker Level.

No one may reproduce or disseminate the information contained in this document or the Tracker Level of the Futures Tracker without the prior written consent of the Calculation Agent. This document is not intended for distribution to, or use by any person in, a jurisdiction where such distribution is prohibited by law or regulation.

The Rules shall be governed by and construed in accordance with the laws of England.

Copyright JPMorgan Chase & Co. 2009. All rights reserved.

J.P. Morgan is the marketing name for J.P. Morgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities Inc. is a member of NYSE and SIPC. JPMorgan Chase Bank is a member of FDIC. J.P. Morgan Futures Inc. is a member of the NFA. J.P. Morgan Securities Ltd. and J.P. Morgan plc are authorised by the FSA and members of the LSE. J.P. Morgan Europe Limited is authorised by the FSA. J.P. Morgan Equities Limited is a member of the Johannesburg Securities Exchange and is regulated by the FSB. J.P. Morgan Securities (Asia Pacific) Limited and Jardine Fleming Securities Limited are registered as investment advisers with the Securities & Futures Commission in Hong Kong and their CE numbers are AAJ321 and AAB026 respectively. Jardine Fleming Singapore Securities Pte Ltd is a member of Singapore Exchange Securities Trading Limited and is regulated by the Monetary Authority of Singapore (“MAS”). J.P. Morgan Securities Asia Private Limited is regulated by the MAS and the Financial Supervisory Agency in Japan. J.P.Morgan Australia Limited (ABN 52 002 888 011) is a licensed securities dealer.

PART B

APPENDIX 1.12

The US Treasury Note Futures (G) Tracker

1.	Introduction

This Appendix comprises the variables required to complete the Rules for the J.P. Morgan US Treasury Note Futures (G) Tracker (the “Variables” and the “Futures Tracker”). The Variables may be amended from time to time at the discretion of J.P. Morgan Securities Ltd. (“JPMSL”) in its capacity as Calculation Agent. The Variables will be re-published no later than one calendar month following amendment to reflect any such changes. This document must be read in conjunction with Part A of the Rules of the J.P. Morgan Futures Tracker Series.

2.	Definitions

Variables
Tracker Name	The J.P. Morgan US Treasury Note Futures (G) Tracker
Price Source	Bloomberg page RFJGUSBE
Base Underlying	The 10 Year US Treasury Note (Bloomberg Ticker TY1)
Re-weighting Date	Second to last Tracker Business Day of the month which is 1 month prior to which the Expiry Date of the Near Futures Contract falls
Adjustment Factor	Shall equal 0
Futures Tracker Currency	US Dollars (USD)
Relevant Exchange	Means, as at the Base Date, the Chicago Board of Trade (CBOT) or any successor thereof or otherwise any exchange on which any Successor Futures Contract is traded, from time to time
Initial Tracker Level	114.50
Official Settlement Price	Means the closing price published on the price source given by the relevant Bloomberg Code for the Futures Contract (defined below)
Base Date	25 February 1999
Expiry Dates	Expected to be the 3rd Friday of March, June, September and December
Futures Contract	Means the futures contract identified by the following Bloomberg Codes from time to time

Futures Contracts
i	Futures Contract	Bloomberg Month Code	Currency	Expected Bloomberg Code*
1	March	H	USD	TYH&”Year” <Comdty>
2	June	M	USD	TYM&”Year” <Comdty>
3	September	U	USD	TYU&”Year” <Comdty>
4	December	Z	USD	TYZ&”Year” <Comdty>

*The Bloomberg codes are typically constructed as “TY” followed by the Bloomberg Month Code followed by the year in which the Expiry Date falls, so that the March 09 Futures Contract shall have ticker TYH09 Comdty or TYH9 Comdty. If the Relevant Exchange publishes any modification to the composition of the Bloomberg code referenced in the table above, such new Bloomberg code shall be deemed to be Bloomberg code in respect of the Futures Contract. If the Calculation Agent determines that a successor Futures Contract is to replace the existing Futures Contract, then, on and from the date of such replacement, the Bloomberg code for the successor Futures Contract shall be deemed to be the relevant Bloomberg code for the futures contract in question.

3. Additional Risk Factors

Not Applicable

Copyright JPMorgan Chase & Co. 2009. All rights reserved.

J.P. Morgan is the marketing name for J.P. Morgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities Inc. is a member of NYSE and SIPC. JPMorgan Chase Bank is a member of FDIC. J.P. Morgan Futures Inc. is a member of the NFA. J.P. Morgan Securities Ltd. and J.P. Morgan plc are authorised by the FSA and members of the LSE. J.P. Morgan Europe Limited is authorised by the FSA. J.P. Morgan Equities Limited is a member of the Johannesburg Securities Exchange and is regulated by the FSB. J.P. Morgan Securities (Asia Pacific) Limited and Jardine Fleming Securities Limited are registered as investment advisers with the Securities & Futures Commission in Hong Kong and their CE numbers are AAJ321 and AAB026 respectively. Jardine Fleming Singapore Securities Pte Ltd is a member of Singapore Exchange Securities Trading Limited and is regulated by the Monetary Authority of Singapore (“MAS”). J.P. Morgan Securities Asia Private Limited is regulated by the MAS and the Financial Supervisory Agency in Japan. J.P.Morgan Australia Limited (ABN 52 002 888 011) is a licensed securities dealer.